Exhibit 10.18

ROSE ORCHARD WAY

SAN JOSE, CALIFORNIA

OFFICE LEASE

SRI ELEVEN ROW LLC,

a Delaware limited liability company,

Landlord

and

ZSCALER, INC.,

a Delaware corporation,

Tenant

DATED AS OF: June 30, 2015

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44.	No Offer	31
45.	Real Estate Brokers	31
46.	Consents and Approvals	32
47.	Reserved Rights	32
48.	Financial Statements	32
49.	Intentionally Deleted	33
50.	Nondisclosure of Lease Terms	33
51.	Hazardous Substance Disclosure	33
52.	Signage Rights	33
53.	Parking	34
54.	Transportation Management	35
55.	Renovation of the Real Property and Other Improvements	35
56.	Quiet Enjoyment	35
57.	No Discrimination	35
58.	CASp Inspectio	35
59.	Right of First Offer	35
60.	Renewal Option	38

EXHIBITS:

A - Outline of Premises

B - Rules and Regulations

C - Form of Commencement Date Letter

D - Tenant Approved Plans

E - Form of Letter of Credit

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LEASE

THIS LEASE is made as of the 30th day of June, 2015, between SRI ELEVEN ROW LLC, a Delaware limited liability company (“Landlord”), and ZSCALER, INC., a Delaware corporation (“Tenant”).

1. Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, on the terms and conditions set forth herein, the space outlined on the attached Exhibit A (the “Premises”). The Premises are located on the floor(s) specified in Paragraph 2 below of the building known as 110 Rose Orchard Way, San Jose, California (the “Building” or the “110 Building”). The Building is a part of the multi-building office project shown on attached Exhibit A (the “Project”) which Project consists of five (5) buildings, surface parking areas (“Parking Areas”), plaza areas, landscaping and other improvements. The land on which the Project is located and the improvements thereon are referred to herein as the “Real Property.”

Tenant’s lease of the Premises shall include the right to use, in common with others and subject to the other provisions of this Lease, the public lobbies, entrances, stairs, elevators and other public portions of the Building, as well as the common areas of the other portions of the Real Property that are pertinent to Tenant’s occupancy and use of the Premises (collectively, the “Common Areas”). Tenant shall comply with all recorded covenants, conditions and restrictions, easements and reciprocal easement agreements (“CC&Rs”), currently or hereinafter affecting the Real Property and agrees that this Lease shall be automatically be subject and subordinate thereto; provided, however, that Tenant will not be required to comply with, and this Lease will not be subordinate to, any CC&Rs created after the date hereof which have a materially adverse effect on Tenant’s use of or access to the Premises or Parking Areas, materially increase Tenant’s obligations hereunder or materially diminish Tenant’s rights hereunder, except to the extent the same are mandated by law. All of the windows and outside walls of the Premises and any space in the Premises used for shafts, stacks, pipes, conduits, ducts, electrical equipment or other utilities or Building facilities are reserved solely to Landlord and Landlord shall have rights of access through the Premises for the purpose of operating, maintaining and repairing the same.

2. Certain Basic Lease Terms. As used herein, the following terms shall have the meaning specified below:

a.	Floor(s) on which the Premises are located: The entire leasable area of the Building. Landlord and Tenant agree that for the purpose of this Lease, (i) the Premises shall be deemed to contain 41,286 rentable square feet of space and (ii) the five (5) buildings that comprise the Project shall be deemed to contain a total of 312,678 rentable square feet of space. Landlord and Tenant agree that the foregoing measurements were made using the 2010 ANSI/BOMA Standard published collectively by the American National Standards Institute and the Building Owners’ and Managers’ Association.

b.	Lease term: Approximately five (5) years and six (6) months, commencing on the date that is two (2) weeks following the Delivery Date (as defined in Paragraph 3.b. below) (the “Commencement Date”), and ending on the last day of the sixty-sixth (66th) full calendar month following the Commencement Date (the “Expiration Date”).

c.	Monthly Rent: The amounts set forth below for the respective periods:

Period	Monthly Rate per RSF	Monthly Rent
First Lease Year	$1.95	$80,507.70	***
Second Lease Year	$2.01	$82,916.05
Third Lease Year	$2.07	$85,427.62
Fourth Lease Year	$2.13	$87,973.59
Fifth Lease Year	$2.19	$90,622.77
Sixth Lease Year	$2.26	$93,340.77

The “First Lease Year” is the period commencing on the Commencement Date and ending on the last day of the twelfth (12th) full calendar month thereafter, and each period of twelve (12) full calendar months thereafter constitutes a “Lease Year,” except that the Sixth Lease Year shall end on the Expiration Date.

*** Notwithstanding the above, Monthly Rent shall be fully abated for the first six (6) months of the First Lease Year (the “Rent Abatement Period”). The date immediately following the end of the Rent Abatement Period is sometimes referred to herein as the “Rent Commencement Date.”

d.	Security: Letter of Credit in the amount of Eight Hundred Fifteen Thousand Dollars ($815,000.00), subject to reduction in accordance with Paragraph 6 below.

e.	Tenant’s Share: Building Expenses: 100%.

Project	Expenses: 13.20%

f.	Initial Contemplated Use of Premises: Internet security software. Paragraph 8.a. below sets forth the permitted uses of the Premises.

g.	Real estate broker(s): CBRE and DTZ (representing Landlord) and Newmark Cornish & Carey (representing Tenant).

3. Term; Delivery of Possession of Premises.

a. Term. The term of this Lease shall commence on the Commencement Date (as defined in Paragraph 2.b. above) and, unless sooner terminated pursuant to the terms hereof or at law, shall expire on the Expiration Date (as defined in Paragraph 2.b.). Upon either party’s request after the Commencement Date, Landlord and Tenant shall execute a letter in substantially the form of Exhibit C attached hereto confirming the Commencement Date and the Expiration Date.

b. Delivery of Possession. Landlord shall deliver the Premises to Tenant on the date the Tenant Improvements are Substantially Completed (as those terms are defined, respectively, in Paragraphs 4.a. and 4.c. below) and the date of such delivery is referred to herein as the “Delivery Date.” The parties presently estimate that the Delivery Date will be on or about September 17, 2015. Notwithstanding the foregoing, except as otherwise expressly provided below, if the Delivery Date is delayed for any reason whatsoever, this Lease shall not be void or voidable nor shall such delay amend Tenant’s obligations under this Lease, but Landlord shall use reasonable efforts to cause the Delivery Date to occur as soon as commercially reasonably possible after September 17, 2015. Notwithstanding the foregoing, if the Delivery Date has not occurred by November 1, 2015 (the “Termination Trigger Date”)(which Termination Trigger Date shall be extended by the length of any delay in the Delivery Date that results from a Tenant Delay (as defined in Paragraph 4.e. below) or from strikes, lockout, labor disputes, shortages of material or labor, fire or other casualty, acts of God or any other cause beyond the commercially reasonable control of Landlord (“Force Majeure”), provided that an extension on account of Force Majeure may not exceed one (1) month), Tenant, as Tenant’s sole remedy, may notify Landlord in writing that Tenant elects to terminate this Lease effective as of the date ten (10) Business Days following the date of such written notice, and, if the Delivery Date does not occur on or before the end of such ten (10) Business Day period, this Lease shall automatically terminate, without recourse by either party, and Landlord shall promptly return to Tenant all pre-paid rent and the Letter of Credit.

c. Early Access. Notwithstanding that the Commencement Date does not occur until two (2) weeks following the Delivery Date, Tenant shall have the right, commencing on the date two (2) weeks prior to the Delivery Date and continuing through the date immediately preceding the Commencement Date (which totals four (4) weeks of early access), to enter the Premises for purposes of installing telephones, electronic communication or related equipment, fixtures, furniture and equipment, provided that any such access by Tenant prior to the Delivery Date shall be limited to the extent Landlord reasonably determines that Tenant’s installation activities will not interfere with Landlord’s Substantial Completion of the Tenant Improvements. The provisions of the final grammatical paragraph of Paragraph 8.a. below, the provisions of Paragraph 9.a. below, and the provisions of Paragraphs 14 and 15 below shall apply in full during the period of any such early entry, and Tenant shall (i) provide certificates of insurance evidencing the existence and amounts of liability insurance carried by Tenant and its agents and contractors, reasonably satisfactory to Landlord, prior to such early entry, and (ii) comply with all applicable Legal Requirements applicable to such early entry work in the Premises.

4. Condition of Premises. Except as otherwise expressly provided in this Paragraph 4, Tenant shall accept the Premises in their “as-is” condition and Landlord shall have no obligation to make or pay for any improvements or renovations in or to the Premises to prepare the Premises for Tenant’s occupancy.

a. Tenant Approved Plans; Final Plans. Landlord shall cause Landlord’s designated contractor (“Contractor”) to construct the improvements to the Premises which are specifically described in the plans and specifications prepared by AAI (“Landlord’s Architect”) and attached as Exhibit D hereto (the “Tenant Approved Plans”). Notwithstanding the foregoing, after the execution hereof, Landlord shall cause Landlord’s Architect to prepare construction plans and specifications for the construction of the improvements, which construction plans and specifications shall be based on the Tenant Approved Plans and include only the additional information required for Contractor to obtain the required governmental permits for the construction of the improvements and for Contractor to secure complete bids from qualified contractors to construct the improvements (and, as provided in Paragraph 4.b. below, Landlord shall endeavor to obtain a fixed-bid). Tenant shall promptly submit to Landlord (but in no event later than three (3) Business Days after Landlord’s request) any information required by Landlord’s Architect to complete such construction plans and specifications. Landlord shall deliver the completed construction plans and specifications to Tenant for Tenant’s review and Tenant shall provide its written approval or disapproval thereof within three (3) Business Days of its receipt thereof. Landlord shall cause Landlord’s Architect to promptly revise the construction plans and specifications to address any reasonable objections raised by Tenant and shall promptly resubmit appropriately revised construction plans and specifications to Tenant. This procedure shall be followed until all objections have been resolved and the construction plans and specifications approved in writing by Tenant and Landlord; provided, however, that if Tenant requests more than one (1) set of revisions to the construction plans and specifications (other than to correct errors therein), then any delay in Substantial Completion of the Tenant Improvements that results from such additional revisions shall constitute a Tenant Delay under Paragraph 4.e. below. (The construction plans and specifications, as approved in writing by Tenant and Landlord, are hereinafter called the “Final Plans” and the improvements to be constructed in accordance with the Final Plans are hereinafter called the “Tenant Improvements”).

b. Preparation of Budget. As soon as reasonably possible after the approval by Landlord and Tenant of the Final Plans, Landlord shall cause Contractor to receive bids from qualified subcontractors for each major trade working on the Tenant Improvements. When Contractor has received responses to its bid request, Contractor will analyze the same and Landlord or Contractor will provide Tenant with a copy of the recommended sub-contractors’ bids and estimated budget for the Tenant Improvements, based upon the recommended sub-contractors’ bids and including Contractor’s fee, the Construction Management Fee (as defined in Paragraph 4.f.iii. below) and a reasonable contingency (provided that a contingency shall not be included if the contract is a fixed price construction contract). Tenant shall have three (3) Business Days after the receipt of Contractor’s bid analysis and estimated budget to approve or reasonably disapprove of the estimated budget or to approve or reasonably disapprove of particular line items in the estimated budget. If Tenant disapproves of the budget or any line item thereon within such three (3) Business Day period, then Landlord shall cause Landlord’s Architect to modify the Final Plans to satisfactorily address the desired change to the budget. Any and all revisions to the Final Plans shall be subject to Landlord’s reasonable approval. Upon the revision of the Final Plans, Landlord shall cause Contractor to promptly prepare and submit to Tenant a revised estimated budget. Tenant shall respond to the revised estimated budget in the manner described above with regard to the initial budget. Any delay in Substantial Completion of the Tenant Improvements caused directly or indirectly by any revision to the Final Plans or the initial estimated budget or any subsequently revised budget shall constitute a Tenant Delay as defined in Paragraph 4.e. below. In the event Tenant shall fail to raise any objections to the initial budget or any revised budget within the three (3) Business Day period(s) described above, Tenant shall be deemed to have approved the proposed budget or revised budget, as applicable. The budget, as approved by Landlord and Tenant, is referred to hereinafter as the “Final Budget”.

Landlord shall endeavor to enter into a fixed price construction contract for the Tenant Improvements. However, if the construction contract is not a fixed price contract, Landlord and Tenant agree that, although the Final Budget will represent a good faith estimate by Contractor of the costs of the construction of the Tenant Improvements, the Final Budget will only be an estimate based on information presently known by Contractor with regard to the present condition of the Premises and the anticipated costs of the design and construction of the Tenant Improvements. If the construction is not on a fixed construction contract, Tenant hereby authorizes Landlord to make expenditures from the contingency category of the Final Budget to cover any unforeseen expenses; provided, however, in no event may Landlord spend amounts in excess of the Final Budget contingency without Tenant’s prior written consent.

c. Changes. If Tenant requests any change, addition or alteration in or to the Tenant Approved Plans or, once approved, the Final Plans (“Changes”), Landlord shall cause Landlord’s Architect to prepare additional plans implementing such Change (which additional plans shall be subject to Landlord’s reasonable approval) and Landlord’s reasonable architectural charges in connection therewith shall be added to the cost of the Tenant Improvements. As soon as practicable after the completion of such additional plans, Landlord shall notify Tenant of the estimated cost of the Change. Within three (3) Business Days after receipt of such cost estimate, Tenant shall notify Landlord in writing whether Tenant approves the Change. If Tenant approves the Change, Landlord shall proceed with the Change and the cost of the Change shall be added to the cost of the Tenant Improvements and the Final Budget adjusted accordingly. If Tenant fails to approve the Change within such three (3) Business Day period, the requested Change shall not be incorporated into the Tenant Improvements.

d. Construction; Substantial Completion. Landlord shall cause Contractor to commence the construction of the Tenant Improvements as soon as is reasonably possible after the approval by Landlord and Tenant of the Final Plans and the Final Budget. Landlord shall provide and cause to be installed only those wall terminal boxes and/or floor monuments required for Tenant’s telephone or computer systems as are shown on the Final Plans. Landlord shall provide and cause to be installed conduits as required for Tenant’s telephone and computer systems as shown on the Final Plans, but shall in no event install, pull or hook up such wires. Further, notwithstanding anything to the contrary herein, Landlord and Tenant shall cooperate with each other to resolve any space plan issues raised by applicable local building codes. The Tenant Improvements shall be deemed to be “Substantially Completed” when (i) they have, in Landlord’s reasonable judgment, been completed in accordance with the Final Plans, subject only to correction or completion of “Punch List” items, which items shall be limited to minor items of incomplete or defective work or materials or mechanical maladjustments that are of such a nature that they do not materially interfere with or impair Tenant’s use of the Premises for Tenant’s business and (ii) any governmental approvals (which may be oral approvals by inspectors or other officials, and may be temporary or conditional in accordance with local practice) and permits required for the legal occupancy of the Premises have been issued. The definition of “Substantially Completed” shall also apply to the terms “Substantial Completion” and “Substantially Complete.”

e. Tenant Delays. Tenant shall be responsible for any delay in the commencement or completion of any Tenant Improvements and any increase in the cost of Tenant Improvements caused by (i) Tenant’s failure to respond to Landlord’s request for information required for the completion of the construction plans and specifications within three (3) Business Days of Landlord’s request, as required in Paragraph 4.a. above, (ii) Tenant’s failure to provide its written approval or disapproval of the construction plans and specifications (or any revisions thereto) within three (3) Business Days of Tenant’s receipt thereof, (iii) Tenant’s failure to provide its approval or disapproval regarding the budget within the time periods specified in Paragraph 4.b. above, (iv) any Changes requested by Tenant in the Tenant Approved Plans or, once approved, the Final Plans (including any cost or delay resulting from proposed changes that are not ultimately made), (v) any failure by Tenant to timely pay any amounts due from Tenant hereunder, including any additional costs resulting from any Change (it being acknowledged that if Tenant fails to make or otherwise delays making such payments, Landlord may stop work on the Tenant Improvements rather than incur costs which Tenant is obligated to fund but has not yet funded and any delay from such a work stoppage will be a Tenant Delay), (vi) the inclusion in the Tenant Improvements of any so-called “long lead” materials (such as fabrics, paneling, carpeting or other items that are not readily available within industry standard lead times (e.g., custom made items that require time to procure beyond that customarily required for standard items, or items that are currently out of stock and will require extra time to back order) and for which suitable substitutes exist), (vii) Tenant’s failure to respond within three (3) Business Days to reasonable inquiries by Landlord or Contractor regarding the construction of the Tenant Improvements, or (viii) any other delay requested or caused by Tenant. Each of the foregoing is referred to herein as a “Tenant Delay”.

f. Landlord’s Allowance; Additional Allowance; Construction Management Fee.

i. Landlord’s Allowance. Landlord shall bear the cost of the construction of the Tenant Improvements (including the architectural costs for the preparation of the Tenant Approved Plans and the Final Plans, Contractor’s fee and the Construction Management Fee (as defined in Paragraph 2.f.iii. below)), limited however to a maximum expenditure by Landlord therefor of One Million One Hundred Fourteen Thousand Seven Hundred Twenty Two Dollars ($1,114,722.00)(“Landlord’s Allowance”). No portion of Landlord’s Allowance may (i) be applied to the cost of moving expenses, equipment, trade fixtures, cabling, furniture, signage or free rent, (ii) be applied to any portion of the Premises which is then the subject of a sublease, or (iii) be used to prepare any portion of the Premises for a proposed subtenant or assignee. If the cost of construction (including Contractor’s fee and the Construction Management Fee) exceeds the funds available therefor from Landlord’s Allowance, then Tenant shall either (i) reimburse Landlord for such excess costs within fifteen (15) days after Landlord’s written demand (which may be for payment prior to commencement of construction or in course of construction payments, at Landlord’s option) or (ii) request that Landlord advance such excess cost to Tenant pursuant to Paragraph 4.f.ii. below.

ii. Additional Allowance. If the cost of the design and construction of the Tenant Improvements exceeds Landlord’s Allowance provided for in Paragraph 4.f.i. above, then Landlord will, upon Tenant’s written request, contribute toward such excess sum an amount not to exceed Four Hundred Twelve Thousand Eight Hundred Sixty Dollars ($412,860.00)(the “Additional Allowance”). Notwithstanding the foregoing, at Tenant’s option, all or part of Additional Allowance may be used for excess design and hard costs and Tenant’s moving expenses, equipment, trade fixtures, cabling, furniture and signage (“Soft Costs”). For requested disbursements of the Additional Allowance for Soft Costs, Tenant shall deliver to Landlord invoices in form reasonably acceptable to Landlord and, if the payments are to contractors, subcontractors or to suppliers of materials to be incorporated into the Premises, the disbursement shall be further conditioned upon Tenant’s delivery to Landlord of conditional lien waivers executed by the contractor, subcontractors or suppliers, as applicable, for their portion of the work covered by the requested disbursement. The Additional Allowance shall only be available for disbursement to Tenant for application toward Soft Costs during the period commencing on the date hereof and ending on the last day of the sixth (6th) full calendar month following the Commencement Date. In no event shall Tenant be entitled to receive disbursements of the Additional Allowance if Tenant is then in breach of any provision of the Lease.

Upon the completion of the Tenant Improvements and the determination of the actual amount (if any) of the Additional Allowance that was disbursed by Landlord pursuant to the foregoing (the “Amortization Amount”), Landlord and Tenant will enter into an amendment to this Lease which increases the monthly rent set forth in Paragraph 2.c. above by a sum sufficient to fully amortize the Amortization Amount over the then remaining term of this Lease, which amortization shall be at an interest rate of eight percent (8%) per annum. Such amendment shall also provide that, if the Lease terminates prior to the date that the Amortization Amount plus accrued interest is fully repaid to Landlord, then, concurrently with such termination of the Lease, the then unpaid portion of the Amortization Amount, plus all accrued but unpaid interest, shall be immediately payable in full.

If the cost of the design and construction of the Tenant Improvements exceeds the funds available from Landlord’s Allowance and the amount of the Additional Allowance requested by Tenant, Tenant shall reimburse Landlord for such excess costs within thirty (30) days after Landlord’s written demand (which may be for payment prior to commencement of construction or in course of construction payments, at Landlord’s option).

iii. Construction Management Fee. Notwithstanding anything to the contrary above, Landlord shall retain from Landlord’s Allowance, as compensation to Landlord for review of the Tenant Approved Plans and the Final Plans and for construction inspection, administration and management with regard to the Tenant Improvements, a sum (the “Construction Management Fee”) equal to three percent (3%) of the hard costs of the construction of the Tenant Improvements. At the time Landlord makes any disbursement of Landlord’s Allowance, Landlord shall retain from Landlord’s Allowance, as a partial payment of the Construction Management Fee, a proportionate amount of the Construction Management Fee based upon Landlord’s reasonable estimation of the amount required to be withheld from each disbursement in order to ensure that the entire Construction Management Fee is retained over the course of construction on a pro-rata basis. At such time as Landlord’s Allowance (and, if applicable, the entire Additional Allowance) has been entirely disbursed, Tenant shall, within thirty (30) days of written demand, pay to Landlord the remainder, if any, of the Construction Management Fee not yet paid to Landlord.

g. Test Fit Allowance. Notwithstanding anything to the contrary herein, Landlord shall bear the cost (up to the amount of Four Thousand One Hundred Twenty Eight and 60/100 Dollars ($4,128.60)) of the initial test fit plan prepared for Tenant’s occupancy and the cost thereof (up to such amount) shall be in addition to Landlord’s Allowance and the Additional Allowance.

h. Landlord’s Work. In addition to the construction of the Tenant Improvements, Landlord shall, at Landlord’s sole cost (without application of Landlord’s Allowance or the Additional Allowance) perform the work, if any, required so that, as of the Delivery Date:

(i) the HVAC Units (as defined in Paragraph 10.a. below) are in good working condition (the penultimate sentence of Paragraph 10.a. below sets forth Landlord’s warranty of the condition of the HVAC Units for a period of twelve (12) months following the Commencement Date, subject to the extension of such warranty (if applicable) as expressly provided in the final sentence of Paragraph 10.a. below),

(ii) the Building systems (which excludes the HVAC Units, which are covered in clause (i) above) are in good working condition (Paragraph 10.b. below sets forth Landlord’s warranty of the Building systems for the initial three (3) months of the Lease term, subject to the extension of such warranty (if applicable) as expressly provided in Paragraph 10.b. below), and

(iii) the Premises, the Parking Areas and the other Common Areas that are reasonably anticipated to be in Tenant’s path of travel during the Lease term, comply with all Legal Requirements with which they must comply in order for Tenant to legally occupy the Premises and utilize such Common Areas in the manner anticipated hereunder.

i. Removal and Restoration. In no event shall Tenant be required to remove any of the Tenant Improvements at the expiration or earlier termination of this Lease except to the extent (i) the particular Tenant Improvement to be removed is in the nature of a Specialty Alteration (as defined in Paragraph 9.b. below) and (ii) Landlord advised Tenant in writing, at the time Landlord approved the Tenant Approved Plans covering the particular Tenant Improvement, that Landlord reserved the right to require Tenant to remove the particular Tenant Improvement at the expiration or earlier termination of this Lease.

5. Monthly Rent.

a. Commencing as of the Commencement Date, and continuing thereafter on or before the first day of each calendar month during the term hereof, Tenant shall pay to Landlord, as monthly rent for the Premises, the Monthly Rent specified in Paragraph 2 above. If Tenant’s obligation to pay Monthly Rent hereunder commences on a day other than the first day of a calendar month, or if the term of this Lease terminates on a day other than the last day of a calendar month, then the Monthly Rent payable for such partial month shall be appropriately prorated on the basis of a thirty (30)-day month. Monthly Rent and the Additional Rent specified in Paragraph 7 shall be paid by Tenant to Landlord, in advance, without deduction, offset, prior notice or demand, in immediately available funds of lawful money of the United States of America, or by good check as described below, to the lockbox location designated by Landlord, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments made by check must be drawn either on a California financial institution or on a financial institution that is a member of the federal reserve system. Notwithstanding the foregoing, Tenant shall pay to Landlord together with Tenant’s execution of this Lease an amount equal to the Monthly Rent payable under this Paragraph 5.a. plus the Additional Rent payable under Paragraphs 7.a. and 7.b. below, for the first full calendar month of the Lease term after Tenant’s obligation to pay Monthly Rent and Additional Rent shall have commenced hereunder, which amount shall be applied to the Monthly Rent and Additional Rent first due and payable hereunder.

b. All amounts payable by Tenant to Landlord under this Lease, or otherwise payable in connection with Tenant’s occupancy of the Premises, in addition to the Monthly Rent hereunder and Additional Rent under Paragraph 7, shall constitute rent owed by Tenant to Landlord hereunder.

c. Any rent not paid by Tenant to Landlord when due shall bear interest from the date due to the date of payment by Tenant at an annual rate of interest (the “Interest Rate”) equal to the lesser of (i) ten percent (10%) per annum or (ii) the maximum annual interest rate allowed by law on such due date for business loans (not primarily for personal, family or household purposes) not exempt from the usury law. Failure by Tenant to pay rent when due, including any interest accrued under this subparagraph, shall constitute an Event of Default (as defined in Paragraph 25 below) giving rise to all the remedies afforded Landlord under this Lease and at law for nonpayment of rent.

d. No security or guaranty which may now or hereafter be furnished to Landlord for the payment of rent due hereunder or for the performance by Tenant of the other terms of this Lease shall in any way be a bar or defense to any of Landlord’s remedies under this Lease or at law.

6. Letter of Credit. Tenant shall deliver to Landlord concurrently with its execution of this Lease, as security for the performance of Tenant’s covenants and obligations under this Lease, an original irrevocable standby letter of credit (the “Letter of Credit”) in the amount set forth in Paragraph 2.d. above, naming Landlord as beneficiary, which Landlord may draw upon to cure any Event of Default under this Lease (or any breach under this Lease where there exist circumstances under which Landlord is enjoined or otherwise prevented by operation of law from giving to Tenant a written notice which would be necessary for such failure of performance to constitute an Event of Default under this Lease), or to compensate Landlord for any damage Landlord incurs as a result of an Event of Default. Any such draw on the Letter of Credit shall not constitute a waiver of any other rights of Landlord with respect to such default or failure to perform. The Letter of Credit shall be issued by a major commercial bank reasonably acceptable to Landlord, with an a San

Francisco, or San Jose, California, service and claim point for the Letter of Credit, have an expiration date not earlier than the sixtieth (60th) day after the Expiration Date (or, in the alternative, have a term of not less than one (1) year and be automatically renewable for an additional one (1) year period unless notice of non-renewal is given by the issuer to Landlord not later than sixty (60) days prior to the expiration thereof) and shall provide that Landlord may make partial and multiple draws thereunder, up to the face amount thereof. If, at any period while the Letter of Credit is required to be in effect hereunder, the financial condition of the issuing bank materially deteriorates from the financial condition as of the date of Landlord’s initial approval of the bank (as evidenced by a material drop in Standard & Poor’s financial services rating for such bank), then Landlord may, by written notice to Tenant, require that Tenant replace the Letter of Credit with a Letter of Credit issued by a major commercial bank then reasonably acceptable to Landlord. In addition, the Letter of Credit shall provide that, in the event of Landlord’s assignment or other transfer of its interest in this Lease, the Letter of Credit shall be freely transferable by Landlord, without charge and without recourse, to the assignee or transferee of such interest and the bank shall confirm the same to Landlord and such assignee or transferee. The Letter of Credit shall provide for payment to Landlord upon the issuer’s receipt of a sight draft from Landlord together with a statement by Landlord that the requested sum is due and payable from Tenant to Landlord in accordance with the provisions of this Lease, shall be in the form attached hereto as Exhibit E or otherwise be in form and content satisfactory to Landlord. If the Letter of Credit has an expiration date earlier than sixty (60) days after the Expiration Date, then throughout the term hereof (including any renewal or extension of the term) Tenant shall provide evidence of renewal of the Letter of Credit to Landlord at least sixty (60) days prior to the date the Letter of Credit expires. If Landlord draws on the Letter of Credit pursuant to the terms hereof, Tenant shall immediately replenish the Letter of Credit or provide Landlord with an additional letter of credit conforming to the requirement of this paragraph so that the amount available to Landlord from the Letter of Credit(s) provided hereunder is the amount specified in Paragraph 2.d. above, as the same may have been reduced by the immediately following grammatical paragraph. Tenant’s failure to deliver any replacement, additional or extension of the Letter of Credit, or evidence of renewal of the Letter of Credit, within the time specified under this Lease shall entitle Landlord to draw upon the entire balance of the Letter of Credit then in effect. If Landlord liquidates the Letter of Credit as provided in the preceding sentence, Landlord shall hold the funds received from the Letter of Credit as security for Tenant’s performance under this Lease, this Paragraph 6 shall be deemed a security agreement for such purposes and for purposes of Division 9 of the California Commercial Code, Landlord shall be deemed to hold a perfected, first priority security interest in such funds, and Tenant does hereby authorize Landlord to file such financing statements or other instruments as Landlord shall deem advisable to further evidence and/or perfect such security interest. Landlord shall not be required to segregate such security deposit from its other funds and no interest shall accrue or be payable to Tenant with respect thereto. No holder of a Superior Interest (as defined in Paragraph 21 below), nor any purchaser at any judicial or private foreclosure sale of the Real Property or any portion thereof, shall be responsible to Tenant for such security deposit unless and only to the extent such holder or purchaser shall have actually received the same. If Tenant is not in default at the expiration or termination of this Lease, within sixty (60) days thereafter Landlord shall return to Tenant the Letter of Credit or the balance of the security deposit then held by Landlord, as applicable; provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder. To the extent applicable, Tenant hereby unconditionally and irrevocably waives the benefits and protections of California Civil Code Section 1950.7, and, without limitation of the scope of such waiver, acknowledges that Landlord may use all or any part of the proceeds of the Letter of Credit to compensate Landlord for damages resulting from termination of this Lease and the tenancy created hereunder (including, without limitation, damages recoverable under California Civil Code Section 1951.2).

Notwithstanding anything to the contrary above, the amount of the Letter of Credit may be reduced as follows:

(i) If Tenant (a) raises not less than Fifty Million Dollars ($50,000,000.00) of equity (as reasonably evidenced to Landlord) , the Letter of Credit may be reduced to Five Hundred Thousand Dollars ($500,000.00) or (b) raises not less than Seventy-Five Million Dollars ($75,000,000.00) of equity (as reasonably evidenced to Landlord), the Letter of Credit may be reduced to Four Hundred Thousand Dollars ($400,000.00); and

(ii) At the end of the twenty-fourth (24th) month following the Rent Commencement Date (as defined in Paragraph 2.c. above), and on each twelve (12) month anniversary thereafter during the Lease term, the then Letter of Credit amount may be reduced by Ninety Thousand Dollars ($90,000.00), provided that, in no event may the Letter of Credit be reduced to less than One Hundred Eighty Thousand Dollars ($180,000.00) at any time during the Lease term, as extended. For avoidance of doubt, Tenant may reduce the Letter or Credit under this clause (ii) notwithstanding that Tenant previously reduced the Letter of Credit to $500,000.00 or $400,000.00, as applicable, under clause (i) above.

Tenant may achieve the reductions in the Letter of Credit that are provided for above by replacing the then current Letter of Credit with a Letter of Credit in the new amount but in all other respects in conformance with the Letter of Credit described in this Paragraph 6, or, rather than replace the then current Letter of Credit, Tenant may submit to Landlord an amendment thereto, in form reasonably acceptable to Landlord, which reduces the amount of that Letter of Credit by the applicable amount. Notwithstanding anything to the contrary above, Tenant may not reduce the amount of the Letter of Credit on a particular reduction date provided for above if, during the twelve (12) month period immediately preceding the applicable reduction date, an Event of Default occurred or Tenant was in breach of a provision of the Lease and such breach subsequently matured into an Event of Default due to Tenant’s failure to cure the breach within the applicable notice and cure period. If Tenant qualified for a reduction in the amount of the Letter of Credit on a particular date pursuant to the foregoing, it shall not be a requirement that Tenant submit the Letter of Credit replacement or amendment on the exact date, but Tenant may instead submit the Letter of Credit replacement or amendment to Landlord in the appropriate reduced amount at any time thereafter, so long as Tenant is not in default of any provision of this Lease as of the date such Letter of Credit replacement or amendment is provided to Landlord.

7. Additional Rent: Increases in Operating Expenses and Tax Expenses.

a. Operating Expenses. Commencing on the Commencement Date, Tenant shall pay to Landlord, at the times hereinafter set forth, Tenant’s Share, as specified in Paragraph 2.e. above, of the Operating Expenses (as defined below) incurred by Landlord in each calendar year (or portion thereof) during the Lease term. The amounts payable under this Paragraph 7.a. and Paragraph 7.b. below are termed “Additional Rent” herein.

The term “Operating Expenses” shall mean the total costs and expenses incurred by Landlord in connection with the management, operation, maintenance, repair and ownership of the Real Property, including, without limitation, the following costs: (1) salaries, wages, bonuses and other compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union dues, life insurance, including group life insurance, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits) relating to employees of Landlord or its agents engaged in the operation, repair, or maintenance of the Real Property; (2) payroll, social security, workers’ compensation, unemployment and similar taxes with respect to such employees of Landlord or its agents, and the cost of providing disability or other benefits imposed by law or otherwise, with respect to such employees; (3) the cost of uniforms (including the cleaning, replacement and pressing thereof) provided to such employees; (4) premiums and other charges incurred by Landlord with respect to fire, other casualty, rent and liability insurance, any other insurance as is deemed necessary or advisable in the reasonable judgment of Landlord, or any insurance required by the holder of any Superior Interest (as defined in Paragraph 21 below), and costs of repairing an insured casualty to the extent of the deductible amount under the applicable insurance policy; (5) water charges and sewer rents or fees (excluding any such charges for which tenants are charged directly for service to their respective premises); (6) license, permit and inspection fees; (7) sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Real Property and Building systems and equipment; (8) telephone, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance, or repair of the Real Property; (9) management fees (provided, however, in no event may Tenant’s payment to Landlord under this Paragraph 7.a. on account of such management fees exceed in any calendar year three percent (3%) of the Monthly Rent payable by Tenant to Landlord under this Lease for such calendar year); (10) costs of repairs to and maintenance of the Real Property, including Parking Areas, driveways, outdoor lighting, landscaping, building systems and appurtenances thereto and normal repair and replacement of worn-out equipment, facilities and installations, but excluding the replacement of major building systems (except to the extent provided in (16) and (17) below); (11) fees and expenses for janitorial and rubbish removal for the Project (excluding any such charges for which tenants are charged directly for service to their respective premises); (12) costs of supplies, tools, materials, and equipment used in connection with the operation, maintenance or repair of the Real Property; (13) accounting, legal and other professional fees and expenses incurred with respect to the management of the Real Property (excluding those costs incurred in connection with the acquisition of new tenants or directly attributable to prospective or current tenants, such as lease negotiations or lease disputes); (14) fees and expenses for painting the exterior or the public or Common Areas of the Building and the cost of maintaining the sidewalks, landscaping and other Common Areas of the Real Property; (15) costs and expenses for electricity, chilled water, air conditioning, water for heating, gas, fuel, steam, heat, lights, power and other energy related utilities required in connection with the operation, maintenance and repair of the Real Property (excluding, however, utilities provided to tenant spaces and for which tenants are directly charged other than through application of this Paragraph 7.a.); (16) the cost of any capital improvements made by Landlord to the Real Property or capital assets acquired by Landlord in order to comply with any local, state or federal law, ordinance, rule, regulation, code or order of any governmental entity or insurance requirement (collectively, “Legal Requirement”) with which the Real Property was not required to comply as of the Commencement Date, or to comply with any amendment or other change to the enactment or interpretation of any Legal Requirement from its enactment or interpretation as of the Commencement Date; (17) the cost of any capital improvements made by Landlord to the Building or capital assets acquired by Landlord for the protection of the health and safety of the occupants of the Real Property or that are designed to reduce other Operating Expenses; (18) the cost of landscaping and other customary and ordinary items of personal property provided by Landlord for use in Common Areas of the Building or the Real Property or in the Building office (to the extent that such Building office is dedicated to the operation and management of the Real Property); (19) any expenses and costs resulting from substitution of work, labor, material or services in lieu of any of the above itemizations, or for any additional work, labor, services or material resulting from compliance with any Legal Requirement applicable to the Real Property or any parts thereof; and (20) Building office rent or rental value. If the Building or the Real Property is or becomes subject to any covenants, conditions or restrictions, reciprocal easement agreement, common area or association agreement or declaration or similar agreement, then Operating Expenses shall include all fees, costs or other expenses allocated to the Building or the Real Property under such agreement, subject to the provisions of Paragraph 7.c below regarding the appropriate allocation of such Operating Expenses. With respect to the costs of items included in Operating Expenses under (16) and (17), such costs shall be amortized over the useful life thereof, as reasonably determined by Landlord in accordance with generally accepted property management practices as customarily applied by comparable landlords of buildings comparable to the buildings in the Project, together with interest on the unamortized balance at a rate per annum equal to three (3) percentage points over the six-month United States Treasury bill rate in effect at the time such item is constructed or acquired, or at such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing or acquiring such item, but in either case not more than the maximum rate permitted by law at the time such item is constructed or acquired.

Operating Expenses shall not include the following: (i) depreciation on the Building or equipment or systems therein; (ii) debt service; (iii) rental under any ground or underlying lease; (iv) interest (except as expressly provided in this Paragraph 7.a.); (v) Tax Expenses (as defined in Paragraph 7.b. below); (vi) attorneys’ fees and expenses incurred in connection with lease negotiations with prospective Building tenants and disputes with current tenants; (vii) the cost (including any amortization thereof) of any improvements or alterations which would be properly classified as capital expenditures according to generally accepted property management practices (except to the extent expressly included in Operating Expenses pursuant to this Paragraph 7.a.); (viii) the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be or presently demised to tenants; (ix) wages and benefits of Landlord’s executive level employees and any other employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project; (x) advertising, marketing and promotion; (xi) real estate broker’s or other leasing commissions; (xii) utilities or services sold to Tenant or other tenants for which Landlord is entitled to reimbursement (other than through any operating cost reimbursement provision similar to the provisions set forth in this Lease); (xiii) services or other benefits that are not available to Tenant, but which are provided to other tenants of the Project; (xiv) overhead or any profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Real Property to the extent the same exceeds the cost of such services that could be obtained from equally qualified third parties on a competitive basis or at market rates; (xv) interest on debt or amortization on any mortgages, other charges, costs and expenses payable under any mortgage, if any, and costs for financing and refinancing the Real Property; (xvi) costs covered by insurance or warranties, to the extent of the insurance or warranty proceeds actually received by Landlord; (xvii) any fines, interest, penalties or costs of compliance incurred by Landlord (and attorneys’ fees relating thereto) as a result of Landlord’s violation of any applicable law or due to the breach of this Lease or any other lease in the Project by Landlord; (xviii) the cost of any hazardous substance abatement, removal, or other remedial activities, provided, however, Operating Expenses may include the costs attributable to those abatement, removal, or other remedial activities taken by Landlord in connection with the ordinary operation and maintenance of the Real Property, including costs of cleaning up any minor chemical spills, when such removal or spill is directly related to such ordinary maintenance and operation; and (xix) Landlord’s general overhead expenses not related to the Premises or Project. Further, notwithstanding anything to the contrary in this Paragraph 7.a. or elsewhere in this Lease, in no event may Operating Expenses include the costs of any repairs or replacements made by Landlord to the roof of the Building during the first twelve (12) months of the initial Lease term.

b. Tax Expenses. Commencing on the Commencement Date, Tenant shall pay to Landlord as Additional Rent under this Lease, at the times hereinafter set forth, Tenant’s Share, as specified in Paragraph 2.e. above, of the Tax Expenses incurred by Landlord during each calendar year during the Lease term.

The term “Tax Expenses” shall mean all taxes, assessments (whether general or special), excises, transit charges, housing fund assessments or other housing charges, improvement districts, levies or fees, ordinary or extraordinary, unforeseen as well as foreseen, of any kind, which are assessed, levied, charged, confirmed or imposed on the Real Property, on Landlord with respect to the Real Property, on the act of entering into leases of space in the Real Property, on the use or occupancy of the Real Property or any part thereof, with respect to services or utilities consumed in the use, occupancy or operation of the Real Property, on any improvements, fixtures and equipment and other personal property of Landlord located in the Real Property and used in connection with the operation of the Real Property, or on or measured by the rent payable under this Lease or in connection with the business of renting space in the Real Property, including, without limitation, any gross income tax or excise tax levied with respect to the receipt of such rent, by the United States of America, the State of California, the County of Santa Clara, the City of San Jose, any political subdivision, public corporation, district or other political or public entity or public authority, and shall also include any other tax, fee or other excise, however described, which may be levied or assessed in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other Tax Expense. Tax Expenses shall include reasonable attorneys’ and professional fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Tax Expenses. If it shall not be lawful for Tenant to reimburse Landlord for any increase in Tax Expenses as defined herein, the Monthly Rent payable to Landlord prior to the imposition of such increases in Tax Expenses shall be increased to net Landlord the same net Monthly Rent after imposition of such increases in Tax Expenses as would have been received by Landlord prior to the imposition of such increases in Tax Expenses.

Tax Expenses shall not include income, franchise, transfer, gift, inheritance, estate or capital stock taxes, unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other charge which would otherwise constitute a Tax Expense.

c. Adjustment for Occupancy Factor; Allocation of Operating Expenses and Tax Expenses. Notwithstanding any other provision herein to the contrary, in the event the Building is not fully occupied during any calendar year during the term, an adjustment shall be made by Landlord in computing Operating Expenses for such year so that the Operating Expenses shall be computed for such year as though the Building had been fully occupied during such year. In addition, if any particular work or service includable in Operating Expenses is not furnished to a tenant who has undertaken to perform such work or service itself, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would have been incurred if Landlord had furnished such work or service to such tenant. The parties agree that statements in this Lease to the effect that Landlord is to perform certain of its obligations hereunder at its own or sole cost and expense shall not be interpreted as excluding any cost from Operating Expenses or Tax Expenses if such cost is an Operating Expense or Tax Expense pursuant to the terms of this Lease.

Notwithstanding anything to the contrary in this Paragraph 7, Landlord shall have the right to equitably allocate Operating Expenses among the buildings within the Project and/or among particular classes or groups of tenants within a particular building or buildings, so that tenants pay their respective proportionate share of the Operating Expenses applicable to the subject building(s) and the Project. The allocations of Operating Expenses by Landlord under this grammatical paragraph shall be made in a good faith attempt to allocate such costs to the buildings and/or applicable tenants in a reasonable, non-discriminatory manner, and such allocations are sometimes referred to herein as “Cost Pools.” If Cost Pools are created by Landlord under this grammatical paragraph, Tenant shall pay Tenant’s Share of the Operating Expenses for each Cost Pool, to the extent applicable. Upon Tenant’s written request, Landlord shall provide to Tenant in writing an explanation of the Cost Pools and Tenant’s Share thereof. The parties acknowledge that each of the buildings in the Project has a separate tax parcel covering only that building and a portion of the Parking Areas, and that Tenant’s Share of Tax Expenses will be equitably calculated accordingly.

d. Intention Regarding Expense Pass-Through. It is the intention of Landlord and Tenant that the Monthly Rent paid to Landlord throughout the term of this Lease shall be absolutely net of Tax Expenses and Operating Expenses, and the foregoing provisions of this Paragraph 7 are intended to so provide.

e. Notice and Payment. On or before the first day of each calendar year during the term hereof, or as soon as practicable thereafter (but in no event later than June 1st of the subject calendar year), Landlord shall give to Tenant notice of Landlord’s estimate of the Additional Rent, if any, payable by Tenant pursuant to Paragraphs 7.a. and 7.b. for such calendar year. On or before the first day of each month during each such subsequent calendar year, Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated Additional Rent; provided, however, that if Landlord’s notice is not given prior to the first day of any calendar year Tenant shall continue to pay Additional Rent on the basis of the prior year’s estimate until the month after Landlord’s notice is given. If at any time it appears to Landlord that the Additional Rent payable under Paragraphs 7.a. and/or 7.b. will vary from Landlord’s estimate by more than five percent (5%), Landlord may, by written notice to Tenant, revise its estimate for such year (but not more than two (2) times in any calendar year), and subsequent payments by Tenant for such year shall be based upon the revised estimate. On the first monthly payment date after any new estimate is delivered to Tenant, Tenant shall also pay any accrued cost increases, based on such new estimate.

f. Annual Accounting. Within one hundred fifty (150) days after the close of each calendar year, or as soon after such one hundred fifty (150) day period as practicable (but in any event no later than nine (9) months following the end of the subject calendar year), Landlord shall deliver to Tenant a statement of the Additional Rent payable under Paragraphs 7.a. and 7.b. for such year and (subject to Paragraph 7.h. below) the statement shall be final and binding upon Landlord and Tenant (except that the Tax Expenses included in such statement may be modified by any subsequent adjustment or retroactive application of Tax Expenses affecting the calculation of such Tax Expenses). If the annual statement shows that Tenant’s payments of Additional Rent for such calendar year pursuant to Paragraph 7.e. above exceeded Tenant’s obligations for the calendar year, Landlord shall credit the excess to the next succeeding installments of Monthly Rent and estimated Additional Rent or, following the expiration or termination of this Lease, Landlord shall refund such excess to Tenant promptly upon determining the amount thereof. If the annual statement shows that Tenant’s payments of Additional Rent for such calendar year pursuant to Paragraph 7.e. above were less than Tenant’s obligation for the calendar year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement.

g. Proration for Partial Lease Year. If this Lease commences on a day other than the first day of a calendar year or terminates on a day other than the last day of a calendar year, the Additional Rent payable by Tenant pursuant to this Paragraph 7 applicable to the such partial calendar year shall be prorated on the basis that the number of days of such partial calendar year bears to three hundred sixty (360).

h. Audit. If Tenant wishes to inquire regarding an amount shown on the annual statement, Tenant shall give Landlord written notice of such inquiry within four (4) months following Tenant’s receipt of the annual statement. If Tenant does not give Landlord such notice within such time, Tenant shall have waived its right to dispute the subject annual statement. Promptly after the receipt of such written notice from Tenant, (I) Landlord shall deliver to Tenant such other information regarding the annual statement as may be reasonably required by Tenant to ascertain Landlord’s compliance with this Paragraph 7 and (II) Landlord and Tenant shall endeavor in good faith to resolve any issues raised by Tenant. If such efforts do not succeed, Tenant shall have the right to cause an independent certified public accountant designated by Tenant, to be paid on an hourly and not a contingent fee basis, to audit the subject annual statement, provided that Tenant (i) provides Landlord with not less than thirty (30) days prior written notice that Tenant will perform such audit and (ii) actually commences such audit not later than thirty (30) days following such notice to Landlord advises that the audit will be performed and (iii) diligently pursues such audit to completion as quickly as reasonably possible. Landlord agrees to make available to Tenant’s auditors, at Landlord’s office in the Building, the books and records relevant to the audit for review, but such books and records may not be photocopied or removed from Landlord’s offices. Tenant shall bear all costs of such audit, except that, if the audit (as conducted and certified by the auditor) shows an aggregate overstatement of Operating Expenses of five percent (5%) or more, and Landlord’s auditors concur in such findings (or, in the absence of such concurrence, such overstatement is confirmed by a court of competent jurisdiction or such other dispute resolution mechanism as to which the parties mutually agree in writing), then Landlord shall bear all costs of the audit. If the agreed or confirmed audit shows an underpayment of Operating Expenses by Tenant, Tenant shall pay to Landlord, within thirty (30) days after the audit is agreed to or confirmed, the amount owed to Landlord, and, if the agreed or confirmed audit shows an overpayment of Operating Expenses by Tenant, Landlord shall reimburse Tenant, within thirty (30) days after the audit is agreed to or confirmed, for such overpayment, plus interest at the Interest Rate.

Notwithstanding anything to the contrary set forth above, Tenant’s audit rights under this Paragraph 7.h. shall be conditioned upon (i) Tenant having paid the total amounts billed by Landlord under this Paragraph 7 within the time stipulated in Paragraph 7.e. for payment (including, without limitation, the contested amounts) and (ii) Tenant and Tenant’s auditor each executing, prior to the commencement of the audit, a customary and commercially reasonable non-disclosure agreement in which Tenant and Tenant’s auditor each agree to keep confidential, and not disclose to any other party (excluding their partners, lenders or legal counsel as may be required in the normal course of their business or in enforcing the terms of this Lease or in complying with a legal obligation), the contents of Landlord’s records, the results of any such audit or any action taken by Landlord in response thereto.

8. Use of Premises; Compliance with Law.

a. Use of Premises. The Premises may be used solely for general office purposes for the initially contemplated use by Tenant described in Paragraph 2.f. above or for any other general office use consistent with the operation of the Building in a manner commensurate with that of comparable office buildings in the San Jose, Sunnyvale and Santa Clara office market area, provided in no event may the use of the Premises be changed to (1) use as a school or training facility, an entertainment, sports or recreation facility, retail sales to the public, a personnel or employment agency, an office or facility of any governmental or quasi-governmental agency or authority, a place of public assembly (including without limitation a meeting center, theater or public forum), any use by or affiliation with a foreign government (including without limitation an embassy or consulate or similar office), or a facility for the provision of social, welfare or clinical health services or sleeping accommodations (whether temporary, daytime or overnight), or (2) a use which may conflict with any exclusive uses granted to other tenants of the Real Property as of the date of this Lease, or with the terms of any easement, covenant, condition or restriction, or other agreement affecting the Real Property (subject to the limitations in Paragraph 1 above regarding CC&Rs recorded after the date hereof).

Tenant shall not do or suffer or permit anything to be done in or about the Premises or the Real Property, nor bring or keep anything therein, which would in any way subject Landlord, Landlord’s agents or the holder of any Superior Interest (as defined in Paragraph 21) to any liability, increase the premium rate of or affect any fire, casualty, liability, rent or other insurance relating to the Real Property or any of the contents of the Building, or cause a cancellation of, or give rise to any defense by the insurer to any claim under, or conflict with, any policies for such insurance. If any act or omission of Tenant results in any such increase in premium rates, Tenant shall pay to Landlord upon demand the amount of such increase. Tenant shall not do or suffer or permit anything to be done in or about the Premises or the Real Property which will in any way obstruct or interfere with the rights of other tenants or occupants of the Real Property or injure or annoy them, or use or suffer or permit the Premises to be used for any immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain, suffer or permit any nuisance in, on or about the Premises or the Real Property. Without limiting the foregoing, no loudspeakers or other similar device which can be heard outside the Premises shall, without the prior written approval of Landlord, be used in or about the Premises. Tenant shall not commit or suffer to be committed any waste in, to or about the Premises. Landlord may from time to time conduct fire and life safety training for tenants of the Building, including evacuation drills and similar procedures. Tenant agrees to participate in such activities as reasonably requested by Landlord.

Tenant agrees not to employ any person, entity or contractor for any work in the Premises (including moving Tenant’s equipment and furnishings in, out or around the Premises) whose presence may give rise to a labor or other disturbance in the Building and, if necessary to prevent such a disturbance in a particular situation, Landlord may require Tenant to employ union labor for the work.

b. Compliance with Law. Tenant shall not do or permit anything to be done in or about the Premises which will in any way conflict with any Legal Requirement (as defined in Paragraph 7.a.(16) above) now in force or which may hereafter be enacted. Tenant, at its sole cost and expense, shall promptly comply with all such present and future Legal Requirements relating to the condition, use or occupancy of the Premises, and shall perform all work to the Premises or other portions of the Real Property required to effect such compliance. Notwithstanding the foregoing, however, Tenant shall not be required to perform any structural changes to the Premises or other portions of the Real Property unless such changes are related to or affected or triggered by (i) Tenant’s Alterations (as defined in Paragraph 9 below), (ii) Tenant’s particular use of the Premises (as opposed to Tenant’s use of the Premises for general office purposes in a normal and customary manner), or (iii) Tenant’s particular employees or employment practices. The judgment of any court of competent jurisdiction or the admission of Tenant in an action against Tenant, whether or not Landlord is a party thereto, that Tenant has violated any Legal Requirement shall be conclusive of that fact as between Landlord and Tenant. Tenant shall immediately furnish Landlord with any notices received from any insurance company or governmental agency or inspection bureau regarding any unsafe or unlawful conditions within the Premises or the violation of any Legal Requirement. Upon Landlord’s written request, Tenant shall deliver to Landlord, in form reasonably acceptable to Landlord, information relating to Tenant’s electricity consumption at the Premises or any other matter related to Tenant’s occupancy to the extent such requested information is required in order for Landlord to comply with reporting requirements imposed upon Landlord by any federal, state or local law regarding energy use or any other matter.

c. Hazardous Materials. Tenant shall not cause or permit the storage, use, generation, release, handling or disposal (collectively, “Handling”) of any Hazardous Materials (as defined below), in, on, or about the Premises or the Real Property by Tenant or any agents, employees, contractors, licensees, subtenants, customers, guests or invitees of Tenant (collectively with Tenant, “Tenant Parties,” and each individually, a “Tenant Party”), except that Tenant shall be permitted to use normal quantities of office supplies or products (such as copier fluids or cleaning supplies) customarily used in the conduct of general business office activities (“Common Office

Chemicals”), provided that the Handling of such Common Office Chemicals shall comply at all times with all Legal Requirements, including Hazardous Materials Laws (as defined below). Notwithstanding anything to the contrary contained herein, however, in no event shall Tenant permit any usage of Common Office Chemicals in a manner that may cause the Premises or the Real Property to be contaminated by any Hazardous Materials or in violation of any Hazardous Materials Laws. Tenant shall immediately advise Landlord in writing of (a) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws relating to any Hazardous Materials affecting the Premises; and (b) all claims made or threatened by any third party against Tenant, Landlord, the Premises or the Real Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Materials on or about the Premises. Without Landlord’s prior written consent, Tenant shall not take any remedial action or enter into any agreements or settlements in response to the presence of any Hazardous Materials in, on, or about the Premises. Tenant shall be solely responsible for and shall indemnify, defend and hold Landlord and all other Indemnitees (as defined in Paragraph 14.b. below), harmless from and against all Claims (as defined in Paragraph 14.b. below), arising out of or in connection with, or otherwise relating to (i) any Handling of Hazardous Materials by any Tenant Party or Tenant’s breach of its obligations hereunder, or (ii) any removal, cleanup, or restoration work and materials necessary to return the Real Property or any other property of whatever nature located on the Real Property to their condition existing prior to the Handling of Hazardous Materials in, on or about the Premises by any Tenant Party. Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease. For purposes of this Lease, “Hazardous Materials” means any explosive, radioactive materials, hazardous wastes, or hazardous substances, including without limitation asbestos containing materials, PCB’s, CFC’s, or substances defined as “hazardous substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601-9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Section 1801-1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901-6987; or any other Legal Requirement regulating, relating to, or imposing liability or standards of conduct concerning any such materials or substances now or at any time hereafter in effect (collectively, “Hazardous Materials Laws”).

d. Applicability of Paragraph. The provisions of this Paragraph 8 are for the benefit of Landlord, the holder of any Superior Interest (as defined in Paragraph 21 below), and the other Indemnitees only and are not nor shall they be construed to be for the benefit of any tenant or occupant of the Building.

9. Alterations and Restoration.

a. Tenant shall not make or permit to be made any alterations, modifications, additions, decorations or improvements to the Premises, or any other work whatsoever that would directly or indirectly involve the penetration or removal (whether permanent or temporary) of, or require access through, in, under, or above any floor, wall or ceiling, or surface or covering thereof in the Premises (collectively, “Alterations”), except as expressly provided in this Paragraph 9. If Tenant desires any Alteration, Tenant must obtain Landlord’s prior written approval of such Alteration, which approval shall not be unreasonably withheld.

Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Paragraph 9, Tenant shall have the right, without Landlord’s consent, to make any Alteration that meets all of the following criteria (a “Cosmetic Alteration”): (a) the Alteration is decorative in nature (such as paint, carpet or other wall or floor finishes, movable partitions or other such work), (b) Tenant provides Landlord with ten (10) days’ advance written notice of the commencement of such Alteration, (c) such Alteration does not affect the Building’s electrical, mechanical, life safety, plumbing, security, or HVAC systems or any other portion of the base building or any part of the Building other than the Premises, (d) the work will not decrease the value of the Premises, does not require a building permit or other governmental permit, uses only new materials comparable in quality to those being replaced and is performed in a workman-like manner and in accordance with all Applicable Requirements, (e) the work does not involve any Hazardous Materials, (f) the work does not involve opening the ceiling of the Premises and is not visible from the exterior of the Premises, and (g) the total cost of such Alteration does not exceed Eighty Thousand Dollars ($80,000.00). At the time Tenant notifies Landlord of any Cosmetic Alteration, Tenant shall give Landlord a copy of Tenant’s plans for the work. If the Cosmetic Alteration is of such a nature that formal plans will not be prepared for the work, Tenant shall provide Landlord with a reasonably specific description of the work.

All Alterations shall be made at Tenant’s sole cost and expense (including the expense of complying with all present and future Legal Requirements, including those regarding asbestos, if applicable, and any other work required to be performed in other areas within or outside the Premises by reason of the Alterations). Tenant shall either (i) arrange for Landlord to perform the work on terms and conditions acceptable to Landlord and Tenant, each in its sole discretion or (ii) bid the project out to contractors approved by Landlord in writing in advance (which approval shall not be unreasonably withheld). Regardless of the contractors who perform the work pursuant to the above, Tenant shall pay Landlord on demand prior to or during the course of such construction an amount (the “Alteration Operations Fee”) equal to four percent (4%) of the total cost of the Alteration (and for purposes of calculating the Alteration Operations Fee, such cost shall include architectural and engineering fees, but shall not include permit fees) as compensation to Landlord for Landlord’s internal review of Tenant’s Plans and general oversight of the construction (which oversight shall be solely for the benefit of Landlord and shall in no event be a substitute for Tenant’s obligation to retain such project management or other services as shall be necessary to ensure that the work is performed properly and in accordance with the requirements of this Lease); provided, however, in no event shall the Alteration Operations Fee apply to Cosmetic Alterations. Tenant shall also reimburse Landlord for Landlord’s actual out-of-pocket expenses in connection with the work, such as additional cleaning expenses, fees and charges paid to third party architects, engineers and other consultants for review of the work and the plans and specifications with respect thereto, and for other miscellaneous costs reasonably incurred by Landlord as result of the work (but excluding supervision costs, which the parties acknowledge are covered by the Alteration Operations Fee).

All such work shall be performed diligently and in a first-class workmanlike manner and in accordance with plans and specifications approved by Landlord, shall be performed by contractors approved by Landlord, and shall comply with all Legal Requirements and Landlord’s construction standards, procedures, conditions and requirements for the Building as in effect from time to time (including Landlord’s requirements relating to insurance and contractor qualifications). To the extent applicable, and without limitation of the foregoing, Tenant shall cause a timely Notice of Completion to be recorded in the office of the Recorder of Santa Clara County in accordance with Section 8182 of the California Civil Code or any successor statute. Tenant shall deliver to Landlord, within thirty (30) days following the completion of the Alterations, a copy of as-built drawings of the Alterations in a form acceptable to Landlord. In no event shall Tenant employ any person, entity or contractor to perform work in the Premises whose presence may give rise to a labor or other disturbance in the Building. Default by Tenant in the payment of any sums agreed to be paid by Tenant for or in connection with an Alteration (regardless of whether such agreement is pursuant to this Paragraph 9 or separate instrument) shall entitle Landlord to all the same remedies as for non-payment of rent hereunder. Any Alterations, including, without limitation, moveable partitions that are affixed to the Premises (but excluding moveable, free standing partitions) and all carpeting, shall at once become part of the Building and the property of Landlord. Tenant shall give Landlord not less than ten (10) days prior written notice of the date the construction of the Alteration is to commence. Landlord may post and record an appropriate notice of non-responsibility with respect to any Alteration and Tenant shall maintain any such notices posted by Landlord in or on the Premises. Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of proposed Alterations and naming Landlord as a co-obligee.

b. At Landlord’s sole election any or all Alterations made for or by Tenant shall be removed by Tenant from the Premises at the expiration or sooner termination of this Lease and the Premises shall be restored by Tenant to their condition prior to the making of the Alterations, ordinary wear and tear excepted; provided, however, that (i) if so requested by Tenant in writing (which writing shall expressly refer to this Paragraph 9.b.) at the time Tenant requests approval for an Alteration (or, with respect to Cosmetic Alterations, at the time Tenant gives Landlord notice of such Cosmetic Alterations), Landlord shall advise Tenant in writing at the time of Landlord’s approval of such Alteration (or following Landlord’s receipt of Tenant’s notice to Landlord with respect to Cosmetic Alterations) as to whether Landlord will require Tenant to remove the Alteration at the expiration or earlier termination of this Lease and (ii) in no event may Landlord require Tenant to remove any Alterations that do not constitute Specialty Alterations (as defined below). The removal of the Alterations and the restoration of the Premises shall be performed by a general contractor selected by Tenant and reasonably approved by Landlord, in which event Tenant shall pay the general contractor’s fees and costs in connection with such work. Any separate work letter or other agreement which is hereafter entered into between Landlord and Tenant pertaining to Alterations shall be deemed to automatically incorporate the terms of this Lease without the necessity for further reference thereto. “Specialty Alterations” are improvements that are of a type or quantity that would not be installed by or for a typical tenant using space for general office purposes, or are otherwise nonstandard, including, without limitation, raised flooring, supplemental HVAC systems, fire suppression systems that are customarily installed for computer rooms but not for ordinary office space, rolling file systems, private eating and cooking facilities (other than customary break-room/kitchen areas) and restrooms or shower areas facilities (other than the restrooms that are part of the base Building).

10. Repair.

a. Tenant, at Tenant’s sole cost and expense, shall keep in good condition and repair the Premises and every part thereof, including, without limitation (i) all plumbing and sewer facilities serving the Premises (including all sinks, toilets, faucets and drains), (ii) the rooftop HVAC units serving the Premises and all appurtenances thereto (the “HVAC Units”), (iii) the interior walls, floors, ceilings, interior doors, and all interior and exterior windows, (iv) all electrical facilities and equipment serving the Premises (including all lighting fixtures, lamps, bulbs, tubes, fans, vents, exhaust equipment and systems), (v) all fire extinguishing equipment in the Building, and (vi) Tenant’s trade fixtures, installations, equipment and other personal property within the Premises. Notwithstanding the foregoing, Tenant shall not be responsible for repairs to the extent such repairs are (i) necessitated by the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors, or (ii) Landlord’s obligations pursuant to Paragraph 10.b. below. Tenant waives all rights to make repairs at the expense of Landlord as provided by any Legal Requirement now or hereafter in effect. It is specifically understood and agreed that, except as specifically set forth in this Lease, Landlord has no obligation and has made no promises to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant. Tenant hereby waives the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and of any similar Legal Requirement now or hereafter in effect.

Without limitation of the foregoing, Tenant shall maintain in place throughout the Lease term, with a contractor reasonably approved by Landlord, a preventive maintenance contract for the quarterly maintenance of the HVAC Units, which contract shall be provided to Landlord upon request for Landlord’s review and approval. Notwithstanding anything to the contrary above, at Landlord’s option, Landlord may elect to perform the maintenance and repair of the HVAC Units itself, with Tenant to reimburse Landlord for the cost thereof (not to exceed customary market rates) not later than thirty (30) days following receipt of Landlord’s written invoice therefor. Further, notwithstanding anything to the contrary above in this Paragraph 10.a. or elsewhere in this Lease, Landlord warrants the good working condition of the HVAC Units for a period of twelve (12) months following the Commencement Date and, if any repairs are required to the HVAC Units during such twelve (12) month period, Landlord shall bear the cost of such repairs (excluding, however, any repairs required due to the misuse of the HVAC Units by Tenant or its employees, agents on contractors or Tenant’s failure to perform the required quarterly maintenance, unless Landlord has taken responsibility for such quarterly maintenance, in the manner permitted above). Notwithstanding the foregoing, if a warranty held by Landlord for the HVAC Units extends beyond the aforementioned twelve (12) month period, Landlord shall make the warranties available to Tenant, at no cost to Landlord, for the duration of such warranties.

b. Repairs to the Premises due to fire, earthquake, acts of God or the elements shall be governed by Paragraph 26 below, and repairs to the Premises due to a governmental taking shall be governed by Paragraph 27 below. Landlord shall (1) repair the Premises if they are damaged due to item (i) described in Paragraph 10.a. above (subject to Paragraph 16 below), (2) perform any repairs required to the Building systems during the first three (3) months immediately following the Delivery Date (with disrepair of such Building systems after the end of such three (3) month period being the responsibility of Tenant under Paragraph 10.a. above, except that, to the extent any warranties received by Landlord for the subject items continue beyond such 3-month period, Landlord shall make the warranties available to Tenant, at no cost to Landlord, for the duration of such warranties); and (3) repair and maintain in good condition and repair the roof, exterior and structural portions of the Building and the Common Areas, provided that, if repairs under items (2) or (3) are necessitated by the negligence or deliberate misconduct of Tenant or Tenant’s agents, employees or contractors, then Tenant shall reimburse Landlord for the cost of such repair to the extent Landlord is not reimbursed therefor by insurance or warranties. Landlord shall in no event be obligated to repair any wear and tear to the Premises.

11. Abandonment. Tenant shall not abandon the Premises or any part thereof at any time during the term hereof. Tenant’s mere vacating of the Premises during the term hereof shall not constitute an abandonment under this Lease nor an Event of Default so long as Tenant continues to pay Monthly Rent, Additional Rent and all other sums due Landlord under this Lease and maintains the insurance coverage required pursuant to Paragraph 15 of this Lease. Upon the expiration or earlier termination of this Lease, or if Tenant abandons or surrenders all or any part of the Premises or is dispossessed of the Premises by process of law, or otherwise, any movable furniture, equipment, trade fixtures, or other personal property belonging to Tenant and left on the Premises shall, at the option of Landlord, be deemed to be abandoned and, whether or not the property is deemed abandoned, Landlord shall have the right to remove such property from the Premises and charge Tenant for the removal and any restoration of the Premises as provided in Paragraph 9. Landlord may charge Tenant for the storage of Tenant’s property left on the Premises at such rates as Landlord may from time to time reasonably determine, or, Landlord may, at its option, store Tenant’s property in a public warehouse at Tenant’s expense. Notwithstanding the foregoing, neither the provisions of this Paragraph 11 nor any other provision of this Lease shall impose upon Landlord any obligation to care for or preserve any of Tenant’s property left upon the Premises, and Tenant hereby waives and releases Landlord from any claim or liability in connection with the removal of such property from the Premises and the storage thereof and specifically waives the provisions of California Civil Code Section 1542 with respect to such release. Landlord’s action or inaction with regard to the provisions of this Paragraph 11 shall not be construed as a waiver of Landlord’s right to require Tenant to remove its property, restore any damage to the Premises and the Building caused by such removal, and make any restoration required pursuant to Paragraph 9 above.

12. Liens. Tenant shall not permit any mechanic’s, materialman’s or other liens arising out of work performed at the Premises by or on behalf of Tenant to be filed against the fee of the Real Property nor against Tenant’s interest in the Premises. Landlord shall have the right to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. If any such liens are filed, Landlord may, upon ten (10) days’ written notice to Tenant, without waiving its rights based on such breach by Tenant and without releasing Tenant from any obligations hereunder, pay and satisfy the same and in such event the sums so paid by Landlord shall be due and payable by Tenant immediately without notice or demand, with interest from the date paid by Landlord through the date Tenant pays Landlord, at the Interest Rate. Tenant agrees to indemnify, defend and hold Landlord and the other Indemnitees (as defined in Paragraph 14.b. below) harmless from and against any Claims (as defined in Paragraph 14.b. below) for mechanics’, materialmen’s or other liens in connection with any Alterations, repairs or any work performed, materials furnished or obligations incurred by or for Tenant.

13. Assignment and Subletting.

a. Landlord’s Consent. Landlord’s and Tenant’s agreement with regard to Tenant’s right to transfer all or part of its interest in the Premises is as expressly set forth in this Paragraph 13. Tenant agrees that, except upon Landlord’s prior written consent, which consent shall not (subject to Landlord’s rights under Paragraph 13.d. below) be unreasonably withheld, neither this Lease nor all or any part of the leasehold interest created hereby shall, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, be assigned, mortgaged, pledged, encumbered or otherwise transferred by Tenant or Tenant’s legal representatives or successors in interest (collectively, an “assignment”) and neither the Premises nor any part thereof shall be sublet or be used or occupied for any purpose by anyone other than Tenant (collectively, a “sublease”). Any assignment or subletting without Landlord’s prior written consent shall, at Landlord’s option, be void and shall constitute an Event of Default entitling Landlord to terminate this Lease and to exercise all other remedies available to Landlord under this Lease and at law.

The parties hereto agree and acknowledge that, among other circumstances for which Landlord may reasonably withhold its consent to an assignment or sublease, it shall be reasonable for Landlord to withhold its consent where: (i) the assignment or subletting would increase the operating costs for the Building or the burden on the Building services, or generate additional foot traffic, elevator usage or security concerns in the Building, or create an increased probability of the comfort and/or safety of Landlord and other tenants in the Building being compromised or reduced, (ii) the space will be used for a school or training facility, an entertainment, sports or recreation facility, retail sales to the public (unless Tenant’s permitted use is retail sales), a personnel or employment agency, an office or facility of any governmental or quasi-governmental agency or authority, a place of public assembly (including without limitation a meeting center, theater or public forum), any use by or affiliation with a foreign government (including without limitation an embassy or consulate or similar office), or a facility for the provision of social, welfare or clinical health services or sleeping accommodations (whether temporary, daytime or overnight); (iii) the proposed assignee or subtenant (or any person which directly or indirectly controls, is controlled by, or is under common control with the proposed assignee or subtenant) is a current tenant of the Building or has negotiated with Landlord within the preceding one hundred eighty (180) days (or is currently negotiating with Landlord) to lease space in the Real Property; (iv) Landlord reasonably disapproves of the proposed assignee’s or subtenant’s reputation or creditworthiness; (v) Landlord reasonably determines that the character of the business that would be conducted by the proposed assignee or subtenant at the Premises, or the manner of conducting such business, would be inconsistent with the character of the Building as a first-class office building; (vi) the proposed assignee or subtenant is an entity or related to an entity with whom Landlord or any affiliate of Landlord has had adverse dealings; (vii) the assignment or subletting may conflict with any exclusive uses granted to other tenants of the Real Property, or with the terms of any easement, covenant, condition or restriction, or other agreement affecting the Real Property; (viii) the assignment or subletting would involve a change in use from that expressly permitted under this Lease; (ix) Landlord reasonably determines that the proposed assignee may be unable to perform all of Tenant’s obligations under this Lease or the proposed subtenant may be unable to perform all of its obligations under the proposed sublease or (x) as of the date Tenant requests Landlord’s consent or as of the date Landlord responds thereto, a monetary or a material non-monetary breach or default by Tenant under this Lease shall have occurred and be continuing (although, upon Tenant’s cure of such breach or default, Tenant may resubmit the request for Landlord’s consent to the subject proposed assignment or subletting). Landlord’s foregoing rights and options shall continue throughout the entire term of this Lease.

For purposes of this Paragraph 13, the following events shall be deemed an assignment or sublease, as appropriate: (i) the issuance of equity interests (whether stock, partnership interests or otherwise) in Tenant or any subtenant or assignee, or any entity controlling any of them, to any person or group of related persons, in a single transaction or a series of related or unrelated transactions, such that, following such issuance, such person or group shall have Control (as defined below) of Tenant or any subtenant or assignee; (ii) a transfer of Control of Tenant or any subtenant or assignee, or any entity controlling any of them, in a single transaction or a series of related or unrelated transactions (including, without limitation, by consolidation, merger, acquisition or reorganization), except that the transfer of outstanding capital stock or other listed equity interests by persons or parties other than “insiders” within the meaning of the Securities Exchange Act of 1934, as amended, through the “over-the-counter” market or any recognized national or international securities exchange, shall not be included in determining whether Control has been transferred; (iii) a reduction of Tenant’s assets to the point that this Lease is substantially Tenant’s only asset; (iv) a change or conversion in the form of entity of Tenant, any subtenant or assignee, or any entity controlling any of them, which has the effect of limiting the liability of any of the partners, members or other owners of such entity; or (v) the agreement by a third party to assume, take over, or reimburse Tenant for, any or all of Tenant’s obligations under this Lease, in order to induce Tenant to lease space with such third party. “Control” shall mean direct or indirect ownership of fifty percent (50%) or more of all of the voting stock of a corporation or fifty percent (50%) or more of the legal or equitable interest in any other business entity, or the power to direct the operations of any entity (by equity ownership, contract or otherwise). Subject to Paragraph 13.h. below (entitled “Affiliates”), the assignment transactions in (i) and (ii) above are exempt from the requirement of obtaining Landlord’s consent to the assignment or sublease.

If this Lease is assigned, whether or not in violation of the terms of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof is sublet, Landlord may, upon an Event of Default by Tenant hereunder, collect rent from the subtenant. In either event, Landlord may apply the amount collected from the assignee or subtenant to Tenant’s monetary obligations hereunder.

The consent by Landlord to an assignment or subletting hereunder shall not relieve Tenant or any assignee or subtenant from the requirement of obtaining Landlord’s express prior written consent to any other or further assignment or subletting. In no event shall any subtenant be permitted to assign its sublease or to further sublet all or any portion of its subleased premises without Landlord’s prior written consent, which consent may be withheld by Landlord it its sole and absolute discretion. Neither an assignment or subletting nor the collection of rent by Landlord from any person other than Tenant, nor the application of any such rent as provided in this Paragraph 13.a. shall be deemed a waiver of any of the provisions of this Paragraph 13.a. or release Tenant from its obligation to comply with the provisions of this Lease and Tenant shall remain fully and primarily liable for all of Tenant’s obligations under this Lease.

b. Processing Expenses. Tenant shall pay to Landlord, as Landlord’s cost of processing each proposed assignment or subletting, an amount equal to the sum of (i) Landlord’s reasonable attorneys’ and other professional fees, plus (ii) the sum of One Thousand Dollars ($1,000.00) for the cost of Landlord’s administrative, accounting and clerical time (collectively, “Processing Costs”), and the amount of all out-of-pocket costs (if any) reasonably incurred by Landlord in connection with the assignee or sublessee taking occupancy of the subject space. Notwithstanding anything to the contrary herein, Landlord shall not be required to process any request for Landlord’s consent to an assignment or subletting until Tenant has paid to Landlord the amount of Landlord’s estimate of the Processing Costs and all other direct and indirect costs and expenses of Landlord and its agents arising from the assignee or subtenant taking occupancy.

c. Consideration to Landlord. In the event of any assignment or sublease (except to the extent covered under Paragraph 13.h. below), Landlord shall be entitled to receive, as additional rent hereunder, fifty percent (50%) of any consideration (including, without limitation, payment for leasehold improvements) paid by the assignee or subtenant for the assignment or sublease, and, in the case of a sublease, fifty percent (50%) of the excess of the amount of rent paid for the sublet space by the subtenant over the amount of Monthly Rent under Paragraph 5 above and Additional Rent under Paragraph 7 above attributable to the sublet space for the corresponding month; except that Tenant may recapture, on a straight line amortized basis over the term of the sublease or assignment, (i) brokerage commissions paid by Tenant in connection with the subletting or assignment (not to exceed commissions typically paid in the market at the time of such subletting or assignment), and (ii) reasonable legal fees incurred by Tenant in connection with such assignment or subletting (provided that Tenant shall submit to Landlord evidence reasonably acceptable to Landlord of such legal fees actually paid by Tenant, which evidence shall include copies of the applicable attorney bills), and (iii) any improvement allowance or construction costs incurred by Tenant in connection with the assignment or sublease and (iv) any free rent concessions given to the subtenant or assignee by Tenant (collectively the “Assignment or Subletting Costs”), provided that, as a condition to Tenant recapturing the Assignment or Subletting Costs, Tenant shall provide to Landlord, within ninety (90) days of Landlord’s execution of Landlord’s consent to the assignment or subletting, a detailed accounting of the Assignment or Subletting Costs and supporting documents, such as receipts and construction invoices. To effect the foregoing, Tenant shall deduct from the monthly amounts received by Tenant from the subtenant or assignee as rent or consideration (i) the Monthly Rent and Additional Rent payable by Tenant to Landlord for the subject space and (ii) the incremental amount, on an amortized basis, of the Assignment or Subletting Costs, and fifty percent (50%) of the then remaining sum shall be paid promptly to Landlord. Upon Landlord’s request, Tenant shall assign to Landlord all amounts to be paid to Tenant by any such subtenant or assignee and that belong to Landlord and shall direct such subtenant or assignee to pay the same directly to Landlord. If there is more than one sublease under this Lease, the amounts (if any) to be paid by Tenant to Landlord pursuant to this Paragraph 13.c. shall be separately calculated for each sublease and amounts due Landlord with regard to any one sublease may not be offset against rental and other consideration pertaining to or due under any other sublease. Upon Landlord’s request, Tenant shall provide Landlord with a detailed written statement of all sums payable by the assignee or subtenant to Tenant so that Landlord can determine the total sums, if any, due from Tenant to Landlord under this Paragraph 13.c.

d. Procedures. If Tenant desires to assign this Lease or any interest therein or sublet all or part of the Premises, Tenant shall give Landlord written notice thereof and the terms proposed (the “Sublease Notice”), which Sublease Notice shall be accompanied by Tenant’s proposed assignment or sublease agreement (in which the proposed assignee or subtenant shall be named, shall be executed by Tenant and the proposed assignee or subtenant, and which agreement shall otherwise meet the requirements of Paragraph 13.e. below), together with a current financial statement of such proposed assignee or subtenant and any other information reasonably requested by Landlord. Landlord shall have the prior right and option (to be exercised by written notice to Tenant given within fifteen (15) Business Days after receipt of Tenant’s notice) (i) in the event of an assignment of the Lease (other than a transaction meeting the requirements of Paragraph 13.h below), to terminate this Lease in its entirety, (ii) in the event of a sublease (other than a transaction meeting the requirements of Paragraph 13.h below) of all or part of the Premises with a term (including all renewal terms) that will expire during the final year of the Lease term, to terminate this Lease as to the portion of the Premises covered by the proposed sublease or (iii) to approve or reasonably disapprove the proposed assignment or sublease. If Landlord fails to exercise an applicable option to terminate, this shall not be construed as or constitute a waiver of any of the provisions of Paragraphs 13.a., b., c. or d. herein as to any future assignment or subletting. If Landlord exercises an option to terminate the Lease pursuant to clause (i) or (ii) above, Tenant may revoke Tenant’s request for Landlord’s consent to the subject assignment or subletting by providing Landlord with written notice of such revocation (the “Revocation Notice”) not later than five (5) days following Landlord’s delivery to Tenant of Landlord’s termination notice and, upon Tenant’s timely delivery of the Renovation Notice, the Lease shall continue in effect as if Tenant’s request for Landlord’s consent to the subject assignment or sublease had not been made. If Landlord exercises an option to terminate under clause (ii) above as to a portion of the Premises, any costs of demising the portion of the Premises affected by such termination shall be borne one-half by Landlord and one-half by Tenant. In addition, Landlord shall have no liability for any real estate brokerage commission(s) or with respect to any of the costs and expenses that Tenant may have incurred in connection with its proposed assignment or subletting, and Tenant agrees to indemnify, defend and hold Landlord and all other Indemnitees harmless from and against any and all Claims (as defined in Paragraph 14.b. below), including, without limitation, claims for commissions, arising from such proposed assignment or subletting. Landlord’s foregoing rights and options shall continue throughout the entire term of this Lease.

e. Documentation. No permitted assignment or subletting by Tenant shall be effective until there has been delivered to Landlord a fully executed counterpart of the assignment or sublease which expressly provides that (i) the assignee or subtenant may not further assign this Lease or the sublease, as applicable, or sublet the Premises or any portion thereof, without Landlord’s prior written consent (which, in the case of a further assignment proposed by an assignee of this Lease, shall not be unreasonably withheld, subject to Landlord’s rights under the provisions of this Paragraph 13, and in the case of a subtenant’s assignment of its sublease or further subletting of its subleased premises or any portion thereof, may be withheld in Landlord’s sole and absolute discretion), (ii) the assignee or subtenant will comply with all of the provisions of this Lease, and Landlord may enforce the Lease provisions directly against such assignee or subtenant, (iii) in the case of an assignment, the assignee assumes all of Tenant’s obligations under this Lease arising on or after the date of the assignment, and (iv) in the case of a sublease, the subtenant agrees to be and remain jointly and severally liable with Tenant for the payment of rent pertaining to the sublet space in the amount set forth in the sublease, and for the performance of all of the terms and provisions of this Lease applicable to the sublet space. In addition to the foregoing, no assignment or sublease by Tenant shall be effective until there has been delivered to Landlord a fully executed counterpart of Landlord’s consent to assignment or consent to sublease form. The failure or refusal of a subtenant or assignee to execute any such instrument shall not release or discharge the subtenant or assignee from its liability as set forth above. Notwithstanding the foregoing, however, no subtenant or assignee shall be permitted to occupy the Premises or any portion thereof unless and until such subtenant or assignee provides Landlord with certificates evidencing that such subtenant or assignee is carrying all insurance coverage required of such subtenant or assignee under this Lease.

f. No Merger. Without limiting any of the provisions of this Paragraph 13, if Tenant has entered into any subleases of any portion of the Premises, the voluntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies or, at the option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenancies. If Landlord does elect that such surrender or cancellation operate as an assignment of such subleases or subtenancies, Landlord shall in no way be liable for any previous act or omission by Tenant under the subleases or for the return of any deposit(s) under the subleases that have not been actually delivered to Landlord, nor shall Landlord be bound by any sublease modification(s) executed without Landlord’s consent or for any advance rental payment by the subtenant in excess of one month’s rent.

g. Special Transfer Prohibitions. Notwithstanding anything set forth above to the contrary, Tenant may not (a) sublet the Premises or assign this Lease to any person or entity in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Internal Revenue Code (the “Code”); or (b) sublet the Premises or assign this Lease in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.

h. Affiliates. Notwithstanding anything to the contrary in Paragraphs 13.a., 13.c., and 13.d., but subject to Paragraphs, 13.b., 13.e. and 13.f., Landlord’s consent shall not be required for (x) an assignment or sublease to any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant or Tenant’s parent (control being defined for such purposes as ownership of at least 50% of the equity interests in, and the power to direct the management of, the relevant entity), or to any partnership, corporation or other entity resulting from a merger or consolidation with Tenant or Tenant’s parent, or to any person or entity which acquires all or substantially all the assets of Tenant as a going concern (including by means of a purchase of all or substantially all of Tenant’s stock) or (y) an assignment resulting from a transfer of Control covered under item (i) or (ii) of the third grammatical paragraph of Paragraph 13.a. above (with the resulting assignee or subtenant under (x) or (y) being referred to hereinafter as an “Affiliate”); provided that (i) Landlord receives at least ten (10) days’ prior written notice of the assignment or subletting, together with evidence that the requirements of this Paragraph 13.h. have been met, (ii) the Affiliate’s net worth is not less than Tenant’s net worth as of the date of this Lease or as of the date immediately prior to the assignment or subletting (or series of transactions of which the same is a part), whichever is greater, (iii) except in the case of an assignment where the assignor is dissolved as a matter of law following the series of transactions of which the assignment is a part (e.g. a merger) and where such assignor makes sufficient reserves for contingent liabilities (including its obligations under this Lease) as required by applicable law, the Affiliate remains an Affiliate for the duration of the subletting or the balance of the term in the event of an assignment, (iv) the Affiliate assumes (in the event of an assignment) in writing all of Tenant’s obligations under this Lease, and agrees (in the event of a sublease) that such subtenant will, at Landlord’s election, attorn directly to Landlord in the event that this Lease is terminated for any reason, (v) Landlord receives a fully executed copy of an assignment or sublease agreement between Tenant and the Affiliate, (vi) in the case of an assignment by means of a purchase of all or substantially all of Tenant’s stock, the essential purpose of such assignment is to transfer an active, ongoing business with substantial assets in addition to this Lease, and in the case of an assignment (by any means), or a sublease, the transaction is for legitimate business purposes unrelated to this Lease and the transaction is not a subterfuge by Tenant to avoid it obligations under this Lease or the restrictions on assignment and subletting contained herein, and (vii) in the case of a sublease, the Affiliate executes and Tenant delivers to Landlord a fully executed counterpart of Landlord’s waiver and acknowledgement form for an Affiliate sublease. The Processing Costs provided for in Paragraph 13.b. above shall be limited to Landlord’s reasonable attorneys’ fees. Paragraph 13.c. shall be inapplicable to an assignment or sublease to an Affiliate hereunder.

14. Indemnification of Landlord.

a. Landlord and the holders of any Superior Interests (as defined in Paragraph 21 below) shall not be liable to Tenant and Tenant hereby waives all claims against such parties for any loss, injury or other damage to person or property in or about the Premises or the Real Property from any cause whatsoever, including without limitation, water leakage of any character from the roof, walls, basement, fire sprinklers, appliances, air conditioning, plumbing or other portion of the Premises or the Real Property, or gas, fire, explosion, falling plaster, steam, electricity, or any malfunction within the Premises or the Real Property, or acts of other tenants of the Building; provided, however, that, subject to Paragraph 16 below and to the provisions of Paragraph 28 below regarding exculpation of Landlord from Special Claims, the foregoing waiver shall be inapplicable to any loss, injury or damage resulting directly from the gross negligence or willful misconduct of Landlord or its authorized representatives.

b. Tenant shall hold Landlord and the holders of any Superior Interest, and the constituent shareholders, partners or other owners thereof, and all of their agents, contractors, servants, officers, directors, employees and licensees (collectively with Landlord, the “Indemnitees”) harmless from and indemnify the Indemnitees against any and all claims, liabilities, damages, costs and expenses, including reasonable attorneys’ fees and costs incurred in defending against the same (collectively, “Claims”), to the extent arising from (a) the acts or omissions of Tenant or any other Tenant Parties (as defined in Paragraph 8.c. above) in, on or about the Real Property, or (b) any construction or other work undertaken by or contracted for by Tenant in, on or about the Premises, whether prior to or during the term of this Lease, or (c) any Event of Default under this Lease by Tenant, or (d) any accident, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in, on or about the Premises; except to the extent such Claims are caused by the negligence or willful misconduct of Landlord or its authorized representatives. In case any action or proceeding be brought against any of the Indemnitees by reason of any such Claim, Tenant, upon notice from Landlord, covenants to resist and defend at Tenant’s sole expense such action or proceeding by counsel reasonably satisfactory to Landlord. The provisions of this Paragraph 14.b. shall survive the expiration or earlier termination of this Lease with respect to any injury, illness, death or damage occurring prior to such expiration or termination.

Notwithstanding anything to the contrary in this Paragraph 14 or in any other provision of this Lease (including, without limitation, Paragraph 25.b. below), with respect to any indemnity obligation of Tenant arising at any time during the period (the “Construction Period”) commencing on the date of this Lease and ending on the date that Landlord delivers the Premises to Tenant with the Tenant Improvements Substantially Complete (regardless of the occurrence of any Tenant Delay and without regard to the effect of any provision of the Lease pursuant to which the date of Substantial Completion of the Tenant Improvements is deemed to occur in advance of its actual occurrence), (A) the term “Indemnitees” shall mean and shall be limited to SRI Eleven ROW LLC, a Delaware limited liability company (or any entity that that succeeds to such entity’s interest as Landlord under this Lease) and shall not include any other person or entity; provided, however, that Landlord may include in any claim owed by Tenant to Landlord any amount which Landlord shall pay or be obligated to indemnify any other person or entity, and (B) any indemnity obligation shall be limited to losses caused by, or arising as a result of any act or failure to act of, Tenant or Tenant’s employees, agents or contractors. For avoidance of doubt, nothing in this grammatical paragraph shall release Tenant from, or diminish in any manner, Tenant’s obligations to SRI Eleven ROW LLC, a Delaware limited liability company (or any entity that that succeeds to such entity’s interest as Landlord under this Lease) for the rent provided for under Paragraphs 2.c , 5 and 7 of this Lease for the full term of this Lease, as contemplated under Paragraph 2.b. and 3.a. above.

15. Insurance.

a. Tenant’s Insurance; Coverage Amounts. Tenant shall, at Tenant’s expense, maintain during the term of this Lease (and, if Tenant occupies or conducts activities in or about the Premises prior to or after the term hereof, then also during such pre-term or post-term period): (i) commercial general liability insurance including contractual liability coverage, with minimum coverages of Five Million Dollars ($5,000,000.00) per occurrence combined single limit for bodily injury and property damage, Five Million Dollars ($5,000,000.00) for products-completed operations coverage, One Hundred Thousand Dollars ($100,000.00) fire legal liability, Five Million Dollars ($5,000,000.00) for personal and advertising injury, with a Five Million Dollars ($5,000,000.00) general aggregate limit, for injuries to, or illness or death of, persons and damage to property occurring in or about the Premises or otherwise resulting from Tenant’s operations in the Building, provided that the foregoing coverage amounts may be provided through any combination of primary and umbrella/excess coverage policies; (ii) property insurance protecting Tenant against loss or damage by fire and such other risks as are insurable under then-available standard forms of “special form” (previously known as “all risk”) insurance policies (excluding earthquake and flood but including water damage and earthquake sprinkler leakage), covering Tenant’s personal property and trade fixtures in or about the Premises or the Real Property, and any above Building standard Alterations installed in the Premises by or at the request of Tenant (including those installed by Landlord at Tenant’s request, whether prior or subsequent to the commencement of the Lease term), for the full replacement value thereof without deduction for depreciation; (iii) workers’ compensation insurance in statutory limits; (iv) at least three months’ coverage for loss of business income and continuing expenses, providing protection against any peril included within the classification “special form” insurance, excluding earthquake and flood but including water damage and earthquake sprinkler leakage; and (v) if Tenant operates owned, leased or non-owned vehicles on the Real Property, comprehensive automobile liability insurance with a minimum coverage of Two Million Dollars ($2,000,000.00) per occurrence, combined single limit; provided that the foregoing coverage amount may be provided through any combination of primary and umbrella/excess coverage policies. In no event shall any insurance maintained by Tenant hereunder or required to be maintained by Tenant hereunder be deemed to limit or satisfy Tenant’s indemnification or other obligations or liability under this Lease. Landlord reserves the right to increase the foregoing amount of liability coverage from time to time (but not more than once in any two (2) year period) as Landlord reasonably determines is required to adequately protect Landlord and the other parties designated by Landlord from the matters insured thereby; provided, however, such increased amounts shall not materially exceed the greater of (a) those amounts customarily required by institutional owners of comparable buildings in the San Jose, Sunnyvale and Santa Clara commercial office market areas, with comparable improvements, or (b) those amounts required to provide Landlord with the same relative protection as the amounts set forth above as of the date of this Lease. Landlord makes no representation that the limits of liability required hereunder from time to time shall be adequate to protect Tenant. Landlord may require that Tenant cause any of its contractors, vendors, movers or other parties conducting activities in or about or occupying the Premises to obtain and maintain insurance as reasonably determined by Landlord and as to which Landlord and such other parties reasonably designated by Landlord shall be additional insureds.

b. Policy Form. Each insurance policy required pursuant to Paragraph 15.a. above shall be issued by an insurance company authorized to do business in the State of California and with a general policyholders’ rating of “A-” or better and a financial size ranking of “Class VIII” or higher in the most recent edition of Best’s Insurance Guide. Tenant shall provide Landlord with not less than ten (10) days’ prior written notice if an insurance policy obtained by Tenant hereunder is materially changed, cancelled or will be allowed to lapse. If any of the above policies are subject to deductibles, the deductible amounts shall not exceed amounts approved in advance in writing by Landlord. The liability policies and any umbrella/excess coverage policies carried pursuant to clauses (i) and (v) of Paragraph 15.a. above shall (i) name Landlord and all the other Indemnitees and any other parties designated by Landlord as additional insureds, (ii) provide that no act or omission of Tenant shall affect or limit the obligations of the insurer with respect to any other insured and (iii) provide that the policy and the coverage provided shall be primary, that Landlord, although an additional insured, shall nevertheless be entitled to recovery under such policy for any damage to Landlord or the other Indemnitees by reason of acts or omissions of Tenant, and that any coverage carried by Landlord shall be noncontributory with respect to policies carried by Tenant. The property insurance policy carried under item (ii) of Paragraph 15.a. above shall include all waiver of subrogation rights endorsements necessary to effect the provisions of Paragraph 16 below. A certificate of each such insurance policy required of Tenant pursuant to this Paragraph 15 shall be delivered to Landlord by Tenant on or before the effective date of such policy and thereafter Tenant shall deliver to Landlord renewal certificates at least ten (10) days prior to the expiration dates of expiring policies. If Tenant fails to procure such insurance or to deliver such certificates, Landlord may, at its option, procure the same for Tenant’s account, and the cost thereof shall be paid to Landlord by Tenant upon demand. Landlord may at any time, and from time to time, inspect and/or copy any and all insurance policies required by this Lease.

c. No Implication. Nothing in this Paragraph 15 shall be construed as creating or implying the existence of (i) any ownership by Tenant of any fixtures, additions, Alterations, or improvements in or to the Premises or (ii) any right on Tenant’s part to make any addition, Alteration or improvement in or to the Premises.

16. Mutual Waiver of Subrogation Rights. Each party hereto hereby releases the other respective party and, in the case of Tenant as the releasing party, the other Indemnitees, and the respective partners, shareholders, agents, employees, officers, directors and authorized representatives of such released party, from any claims such releasing party may have for damage to the Building, the Premises or any of such releasing party’s fixtures, personal property, improvements and alterations in or about the Premises, the Building or the Real Property that is caused by or results from risks insured against under any “special form” insurance policies actually carried by such releasing party or deemed to be carried by such releasing party; provided, however, that such waiver shall be limited to the extent of the net insurance proceeds payable by the relevant insurance company with respect to such loss or damage (or in the case of deemed coverage, the net proceeds that would have been payable). For purposes of this Paragraph 16, Tenant shall be deemed to be carrying any of the insurance policies required pursuant to Paragraph 15 but not actually carried by Tenant, and Landlord shall be deemed to carry standard fire and extended coverage policies on the Real Property. Each party hereto shall cause each such fire and extended coverage insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against the other respective party and the other released parties in connection with any matter covered by such policy.

17. Utilities.

a. Tenant shall pay directly for all utilities and services supplied to the Premises, including but not limited to electricity, telephone, security, gas, sewer, water, and cleaning of the Premises, together with any taxes thereon; provided that, if any particular utility or service provided to Tenant or the Premises is not billed or metered separately to Tenant (collectively, “Utility Expenses”), Tenant shall pay to Landlord Tenant’s Share of such Utility Expenses. If Landlord reasonably determines that Tenant’s Share of Utility Expenses is not commensurate with Tenant’s use of such services, Tenant shall pay to Landlord the amount which is attributable to Tenant’s use of the utilities or similar services, as reasonably estimated and determined by Landlord, based upon factors such as size of the Premises and intensity of use of such utilities by Tenant such that Tenant shall pay the portion of such charges reasonably consistent with Tenant’s use of such utilities and similar services. If Tenant disputes any such estimate or determination, then Tenant shall either pay the estimated amount or cause the Premises to be separately metered at Tenant’s sole expense.

b. Utility Connections. Tenant shall not connect or use any apparatus or device in the Premises which would exceed the capacity of the existing panel or transformer serving the Premises. Tenant shall not connect with electric current (except through existing outlets in the Premises or such additional outlets as may be installed in the Premises as part of initial improvements or Alterations approved by Landlord), or water pipes, any apparatus or device for the purpose of using electrical current or water.

Landlord will not permit additional coring or channeling of the floor of the Premises in order to install new electric outlets in the Premises unless Landlord is satisfied, on the basis of such information to be supplied by Tenant at Tenant’s expense, that coring and/or channeling of the floor in order to install such additional outlets will not weaken the structure of the floor.

c. Interruption of Services. In the event of an interruption in, or failure of any service or utility for the Premises for any reason, such interruption, failure or inability shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant, or entitle Tenant to any abatement or offset of Monthly Rent, Additional Rent or any other amounts due from Tenant under this Lease. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future Legal Requirement permitting the termination of this Lease due to such interruption, failure or inability.

d. Governmental Controls. In the event any governmental authority having jurisdiction over the Real Property or the Building promulgates or revises any Legal Requirement or building, fire or other code or imposes mandatory or voluntary controls or guidelines on Landlord or the Real Property or the Building relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions (collectively, “Controls”) or in the event Landlord is required or elects to make alterations to the Real Property or the Building in order to comply with such mandatory or voluntary Controls, Landlord may, in its sole discretion, comply with such Controls or make such alterations to the Real Property or the Building related thereto. Such compliance and the making of such alterations shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant.

Without limitation of any provision of Paragraph 8.b. above (entitled “Compliance with Law”), Tenant shall, upon Landlord’s written request, deliver to Landlord information relating to the Premises that is necessary for the Building to earn and maintain performance certifications (including, without limitation, ENERGY STAR and LEED certification), which information shall be in sufficient detail for the Building to comply with the applicable certification criteria and/or requirements, including, without limitation, those applicable to data centers and to any other particular use that is subject to special certification criteria and/or requirements.

18. Personal Property and Other Taxes. Tenant shall pay, prior to delinquency, any and all taxes, fees, charges or other governmental impositions levied or assessed against Landlord or Tenant (a) upon Tenant’s equipment, furniture, fixtures, improvements and other personal property (including carpeting installed by Tenant) located in the Premises, (b) by virtue of any Alterations made by Tenant to the Premises, and (c) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. If any such fee, charge or other governmental imposition is paid by Landlord, Tenant shall reimburse Landlord for Landlord’s payment upon demand.

19. Rules and Regulations. Tenant shall comply with the rules and regulations set forth on Exhibit B attached hereto, as such rules and regulations may be modified or amended by Landlord from time to time (the “Rules and Regulations”). Landlord shall not be responsible to Tenant for the nonperformance or noncompliance by any other tenant or occupant of the Building of or with any of the Rules and Regulations. In the event of any conflict between the Rules and Regulations and the balance of this Lease, the balance of this Lease shall control.

20. Surrender; Holding Over.

a. Surrender. Upon the expiration or other termination of this Lease, Tenant shall surrender the Premises to Landlord vacant and broom-clean, with all improvements and Alterations (except as provided below) in their original condition, except for reasonable wear and tear, damage from casualty or condemnation and any changes resulting from approved Alterations; provided, however, that prior to the expiration or termination of this Lease Tenant shall remove from the Premises any Alterations and any portions of the Tenant Improvements that Tenant is required by Landlord to remove pursuant to Paragraphs 4. i. or 9.b. above, and all of Tenant’s personal property (including, without limitation, all voice and data cabling) and trade fixtures. If such removal is not completed at the expiration or other termination of this Lease, Landlord may remove the same at Tenant’s expense. Any damage to the Premises or the Building caused by such removal shall be repaired promptly by Tenant (including the patching or repairing of ceilings and walls) or, if Tenant fails to do so, Landlord may do so at Tenant’s expense. The removal of Alterations from the Premises shall be governed by Paragraph 9 above. Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease. Upon expiration or termination of this Lease or of Tenant’s possession, Tenant shall surrender all keys to the Premises or any other part of the Building and shall make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises.

b. Holding Over. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease with the express written consent of Landlord, Tenant’s occupancy shall be a month-to-month tenancy at a rent agreed upon by Landlord and Tenant in writing; provided, however, if Landlord has consented to the holdover in writing, but Landlord and Tenant did not agree in writing on the rent during the holdover period, the monthly rent during the holdover period shall be one hundred fifty percent (150%) of the Monthly Rent and Additional Rent payable under this Lease during the last full month prior to the date of the expiration or earlier termination of this Lease. Except as provided in the preceding sentence, the month-to-month tenancy shall be on the terms and conditions of this Lease, except that any renewal options, expansion options, rights of first refusal, rights of first negotiation or any other rights or options pertaining to additional space in the Building contained in this Lease shall be deemed to have terminated and shall be inapplicable thereto. Landlord’s acceptance of rent after such holding over with Landlord’s written consent shall not result in any other tenancy or in a renewal of the original term of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease without Landlord’s consent, Tenant’s continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as Monthly Rent during the holdover period an amount equal to (i) for the first thirty (30) days of such holdover without consent, one hundred fifty percent (150%) of the Monthly Rent and Additional Rent payable under this Lease for the last full month prior to the date of such expiration or termination, (ii) for the thirty-first (31st) through sixtieth (60th) days of any such holdover without consent, the aforementioned percentage shall increase to one hundred seventy percent (175%) and (iii) thereafter during such holdover without consent, the percentage shall be increased to two hundred percent (200%).

c. Indemnification. Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims incurred by or asserted against Landlord and arising directly or indirectly from Tenant’s failure to timely surrender the Premises, including but not limited to (i) any rent payable by or any loss, cost, or damages, including lost profits, claimed by any prospective tenant of the Premises or any portion thereof, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises or any portion thereof by reason of such failure to timely surrender the Premises.

21. Subordination and Attornment. This Lease is expressly made subject and subordinate to any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Real Property or any interest of Landlord therein which is now existing or hereafter executed or recorded, any present or future modification, amendment or supplement to any of the foregoing, and to any advances made thereunder (any of the foregoing being a “Superior Interest”) without the necessity of any further documentation evidencing such subordination.

Notwithstanding the foregoing, Tenant shall, within ten (10) Business Days after Landlord’s request, execute and deliver to Landlord a document evidencing the subordination of this Lease to a particular Superior Interest, provided that such document (a “SNDA”) contains such lender’s customary and commercially reasonable non-disturbance provisions. If the interest of Landlord in the Real Property or the Building is transferred to any person (“Purchaser”) pursuant to or in lieu of foreclosure or other proceedings for enforcement of any Superior Interest, Tenant shall immediately attorn to the Purchaser, and this Lease shall continue in full force and effect as a direct lease between the Purchaser and Tenant on the terms and conditions set forth herein, provided that Purchaser acquires and accepts the Real Property or the Building subject to this Lease. Upon Purchaser’s request, including any such request made by reason of the termination of this Lease as a result of such foreclosure or other proceedings, Tenant shall enter in to a new lease with Purchaser on the terms and conditions of this Lease applicable to the remainder of the term hereof. Notwithstanding the subordination of this Lease to Superior Interests as set forth above, the holder of any Superior Interest may at any time (including as part of foreclosure or other proceedings for enforcement of such Superior Interest), upon written notice to Tenant, elect to have this Lease be prior and superior to such Superior Interest. In the event of any inconsistency between an SNDA received by Tenant pursuant to the above and any other provision of this Paragraph 21, the provisions of the SNDA shall govern as to that lender.

22. Financing Condition. If any lender or ground lessor that intends to acquire an interest in, or holds a mortgage, ground lease or deed of trust encumbering any portion of the Real Property should require either the execution by Tenant of an agreement requiring Tenant to send such lender written notice of any default by Landlord under this Lease and giving such lender the right to cure such default until such lender has completed foreclosure, and preventing Tenant from terminating this Lease (to the extent such termination right would otherwise be available) unless such default remains uncured after foreclosure has been completed, and/or any modification of the agreements, covenants, conditions or provisions of this Lease, then Tenant agrees that it shall, within ten (10) days after Landlord’s request, execute and deliver such agreement and modify this Lease as required by such lender or ground lessor; provided, however, that no such modification shall affect the length of the term or increase the rent payable by Tenant under Paragraphs 5 and 7. Tenant acknowledges and agrees that its failure to timely execute any such agreement or modification required by such lender or ground lessor may cause Landlord serious financial damage by causing the failure of a financing transaction and giving Landlord all of its rights and remedies under Paragraph 25 below, including its right to damages caused by the loss of such financing.

If Tenant receives a SNDA from a particular lender under Paragraph 21 above, then, in the event of any inconsistency between the terms of the SNDA and the terms of this Paragraph 22, the terms of the SNDA shall govern as to that lender.

23. Entry by Landlord. Landlord may, at any and all reasonable times and upon reasonable advance notice, enter the Premises to (a) for reasonable cause, inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply janitorial and any other service Landlord is required to provide hereunder, (c) show the Premises to prospective lenders or purchasers and, during the final fifteen (15) months of the Lease term, to prospective tenants, (d) post notices of non-responsibility, and (e) alter, improve or repair the Premises or any other portion of the Real Property. In connection with any such alteration, improvement or repair, Landlord may erect in the Premises or elsewhere in the Real Property scaffolding and other structures reasonably required for the work to be performed. In no event shall such entry or work entitle Tenant to an abatement of rent, constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including but not limited to liability for consequential damages or loss of business or profits by Tenant. Landlord shall use good faith efforts to cause all such work to be done in such a manner as to cause as little interference to Tenant as reasonably possible without incurring additional expense. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises, except Tenant’s vaults and safes. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises and any such entry to the Premises shall not constitute a forcible or unlawful entry into the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises, or any portion thereof.

24. Insolvency or Bankruptcy. The occurrence of any of the following shall constitute an Event of Default under Paragraph 25 below:

a. Tenant ceases doing business as a going concern, makes an assignment for the benefit of creditors, is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of such petition) seeking for Tenant any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any state or federal bankruptcy or other law, or Tenant consents to or acquiesces in the appointment, pursuant to any state or federal bankruptcy or other law, of a trustee, receiver or liquidator for the Premises, for Tenant or for all or any substantial part of Tenant’s assets; or

b. Tenant fails within sixty (60) days after the commencement of any proceedings against Tenant seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any state or federal bankruptcy or other Legal Requirement, to have such proceedings dismissed, or Tenant fails, within sixty (60) days after an appointment pursuant to any state or federal bankruptcy or other Legal Requirement without Tenant’s consent or acquiescence, of any trustee, receiver or liquidator for the Premises, for Tenant or for all or any substantial part of Tenant’s assets, to have such appointment vacated; or

c. Tenant is unable, or admits in writing its inability, to pay its debts as they mature; or

d. Tenant gives notice to any governmental body of its insolvency or pending insolvency, or of its suspension or pending suspension of operations.

In no event shall this Lease be assigned or assignable by reason of any voluntary or involuntary bankruptcy, insolvency or reorganization proceedings, nor shall any rights or privileges hereunder be an asset of Tenant, the trustee, debtor-in-possession, or the debtor’s estate in any bankruptcy, insolvency or reorganization proceedings.

25. Default and Remedies.

a. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant:

1. Tenant fails to pay Monthly Rent, Additional Rent or any other rent due hereunder within five (5) Business Days following written notice from Landlord that such sum is past due; or

2. Intentionally Deleted; or

3. Tenant fails to deliver any estoppel certificate pursuant to Paragraph 29 below, subordination agreement pursuant to Paragraph 21 above, or document required pursuant to Paragraph 22 above, within the applicable period set forth therein; or

4. Tenant violates the bankruptcy and insolvency provisions of Paragraph 24 above; or

5. Tenant makes or has made or furnishes or has furnished any warranty, representation or statement to Landlord in connection with this Lease, or any other agreement made by Tenant for the benefit of Landlord, which is or was false or misleading in any material respect when made or furnished; or

6. Tenant assigns this Lease or subleases any portion of the Premises in violation of Paragraph 13 above; or

7. The default by any guarantor of Tenant’s obligations under this Lease of any provision of such guarantor’s guaranty, or the attempted repudiation or revocation of any such guaranty or any provision thereof, or the application of items 4 or 5 of this Paragraph 25.a. with the reference to “Tenant” therein being deemed to refer instead to such guarantor; or

8. Intentionally Deleted; or

9. Tenant fails to comply with any other provision of this Lease in the manner required pursuant to this Lease within thirty (30) days after written notice from Landlord of such failure (or if the noncompliance cannot by its nature be cured within the 30 day period, if Tenant fails to commence to cure such noncompliance within the 30 day period or thereafter fails to diligently prosecute such cure to completion); except that such thirty (30) day period for the commencement of the cure shall be shortened to the shorter time period set forth in Landlord’s written notice to Tenant if such shorter time period is reasonably necessary to protect the tenants and occupants of the Real Property from imminent danger or to prevent further damage or loss to property or to avoid a violation (or continuance of any violation) by Landlord of any Legal Requirement for which Landlord is likely to be subject to penalty or fine.

b. Remedies. Upon the occurrence of an Event of Default Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

1. Landlord may terminate Tenant’s right to possession of the Premises at any time by written notice to Tenant. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including, but not limited to, its re-entry into the Premises, its efforts to relet the Premises, its reletting of the Premises for Tenant’s account, its storage of Tenant’s personal property and trade fixtures, its acceptance of keys to the Premises from Tenant, its appointment of a receiver, or its exercise of any other rights and remedies under this Paragraph 25 or otherwise at law, shall constitute an acceptance of Tenant’s surrender of the Premises or constitute a termination of this Lease or of Tenant’s right to possession of the Premises.

Upon such termination in writing of Tenant’s right to possession of the Premises, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 or any other applicable existing or future Legal Requirement providing for recovery of damages for such breach, including but not limited to the following:

(i) The reasonable cost of recovering the Premises; plus

(ii) The reasonable cost of removing Tenant’s Alterations, trade fixtures and improvements; plus

(iii) All unpaid rent due or earned hereunder prior to the date of termination, less the proceeds of any reletting or any rental received from subtenants prior to the date of termination applied as provided in Paragraph 25.b.2. below, together with interest at the Interest Rate, on such sums from the date such rent is due and payable until the date of the award of damages; plus

(iv) The amount by which the rent which would be payable by Tenant hereunder, including Additional Rent under Paragraph 7 above, as reasonably estimated by Landlord, from the date of termination until the date of the award of damages, exceeds the amount of such rental loss as Tenant proves could have been reasonably avoided, together with interest at the Interest Rate on such sums from the date such rent is due and payable until the date of the award of damages; plus

(v) The amount by which the rent which would be payable by Tenant hereunder, including Additional Rent under Paragraph 7 above, as reasonably estimated by Landlord, for the remainder of the then term, after the date of the award of damages exceeds the amount such rental loss as Tenant proves could have been reasonably avoided, discounted at the discount rate published by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%); plus

(vi) Such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law, including without limitation any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

2. Landlord has the remedy described in California Civil Code Section 1951.4 (a landlord may continue the lease in effect after the tenant’s breach and abandonment and recover rent as it becomes due, if the tenant has the right to sublet and assign subject only to reasonable limitations), and may continue this Lease in full force and effect and may enforce all of its rights and remedies under this Lease, including, but not limited to, the right to recover rent as it becomes due. After the occurrence of an Event of Default, Landlord may enter the Premises without terminating this Lease and sublet all or any part of the Premises for Tenant’s account to any person, for such term (which may be a period beyond the remaining term of this Lease), at such rents and on such other terms and conditions as Landlord deems advisable. In the event of any such subletting, rents received by Landlord from such subletting shall be applied (i) first, to the payment of the costs of maintaining, preserving, altering and preparing the Premises for subletting, the other costs of subletting, including but not limited to brokers’ commissions, attorneys’ fees and expenses of removal of Tenant’s personal property, trade fixtures and Alterations; (ii) second, to the payment of rent then due and payable hereunder; (iii) third, to the payment of future rent as the same may become due and payable hereunder; (iv) fourth, the balance, if any, shall be paid to Tenant upon (but not before) expiration of the term of this Lease. If the rents received by Landlord from such subletting, after application as provided above, are insufficient in any month to pay the rent due and payable hereunder for such month, Tenant shall pay such deficiency to Landlord monthly upon demand. Notwithstanding any such subletting for Tenant’s account without termination, Landlord may at any time thereafter, by written notice to Tenant, elect to terminate this Lease by virtue of a previous Event of Default.

During the continuance of an Event of Default, for so long as Landlord does not terminate Tenant’s right to possession of the Premises and subject to Paragraph 13, entitled Assignment and Subletting, and the options granted to Landlord thereunder, Landlord shall not unreasonably withhold its consent to an assignment or sublease of Tenant’s interest in the Premises or in this Lease.

3. During the continuance of an Event of Default, Landlord may enter the Premises without terminating this Lease and remove all Tenant’s personal property, Alterations and trade fixtures from the Premises and store them at Tenant’s risk and expense. If Landlord removes such property from the Premises and stores it at Tenant’s risk and expense, and if Tenant fails to pay the cost of such removal and storage after written demand therefor and/or to pay any rent then due, then after the property has been stored for a period of thirty (30) days or more Landlord may sell such property at public or private sale, in the manner and at such times and places as Landlord deems commercially reasonable following reasonable notice to Tenant of the time and place of such sale. The proceeds of any such sale shall be applied first to the payment of the expenses for removal and storage of the property, the preparation for and the conducting of such sale, and for attorneys’ fees and other legal expenses incurred by Landlord in connection therewith, and the balance shall be applied as provided in Paragraph 25.b.2. above.

Tenant hereby waives all claims for damages that may be caused by Landlord’s reentering and taking possession of the Premises or removing and storing Tenant’s personal property pursuant to this Paragraph 25, and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims resulting from any such act. No reentry by Landlord shall constitute or be construed as a forcible entry by Landlord.

4. Landlord may require Tenant to remove any and all Specialty Alterations, and any Tenant Improvements that are in the nature of Specialty Alterations, that Landlord is permitted under Paragraphs 9.b. or 4.i. above to require Tenant to remove at the expiration or earlier termination of this Lease or, if Tenant fails to do so within ten (10) days after Landlord’s request, Landlord may do so at Tenant’s expense.

5. Landlord may cure the Event of Default at Tenant’s expense, it being understood that such performance shall not waive or cure the subject Event of Default. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant. Any amount due Landlord under this subsection shall constitute additional rent hereunder.

c. Waiver of Redemption. Tenant hereby waives, for itself and all persons claiming by and under Tenant, all rights and privileges which it might have under any present or future Legal Requirement to redeem the Premises or to continue this Lease after being dispossessed or ejected from the Premises.

26. Damage or Destruction. If all or any part of the Premises or any material portion of the balance of the Real Property is damaged by fire or other casualty, and the damage can, in Landlord’s reasonable opinion, be repaired within sixty (60) days of the damage, then Landlord shall repair the damage and this Lease shall remain in full force and effect. If the repairs cannot, in Landlord’s opinion, be made within the sixty (60)-day period, Landlord at its option exercised by written notice to Tenant within the sixty (60)-day period, shall either (a) repair the damage, in which event this Lease shall continue in full force and effect, or (b) terminate this Lease as of the date specified by Landlord in the notice, which date shall be not less than thirty (30) days nor more than sixty (60) days after the date such notice is given, and this Lease shall terminate on the date specified in the notice. Notwithstanding the foregoing, Landlord shall not be obligated to repair or replace any of Tenant’s movable furniture, equipment, trade fixtures and other personal property, nor any above Building standard Alterations that were installed in the Premises by or at the request of Tenant (including those installed by Landlord at Tenant’s request, whether prior or subsequent to the commencement of the Lease term) and no damage to any of the foregoing shall entitle Tenant to any rent abatement, and Tenant shall, at Tenant’s sole cost and expense, repair and replace such items. All such repair and replacement of above Building standard Alterations shall be constructed by Tenant in accordance with Paragraph 9 above regarding Alterations.

If the fire or other casualty damages the Premises or the Common Areas of the Real Property necessary for Tenant’s use and occupancy of the Premises, Tenant ceases to use any portion of the Premises as a result of such damage, and the damage does not result from the negligence or willful misconduct of Tenant or any other Tenant Parties, then during the period the Premises or portion thereof are rendered unusable by such damage and repair, Tenant’s Monthly Rent and Additional Rent under Paragraphs 5 and 7 above shall be proportionately reduced based upon the extent to which the damage and repair prevents Tenant from conducting, and Tenant does not conduct, its business at the Premises.

A total destruction of the Building shall automatically terminate this Lease. In no event shall Tenant be entitled to any compensation or damages from Landlord for loss of use of the whole or any part of the Premises or for any inconvenience occasioned by any such destruction, rebuilding or restoration of the Premises, the Building or access thereto, except for the rent abatement expressly provided above. Tenant hereby waives California Civil Code Sections 1932(2) and 1933(4), providing for termination of hiring upon destruction of the thing hired and Sections 1941 and 1942, providing for repairs to and of premises.

27. Eminent Domain.

a. If all or any part of the Premises is taken by any public or quasi-public authority under the power of eminent domain, or any agreement in lieu thereof (a “taking”), this Lease shall terminate as to the portion of the Premises taken effective as of the date of taking. If only a portion of the Premises is taken, Landlord or Tenant may terminate this Lease as to the remainder of the Premises upon written notice to the other party within ninety (90) days after the taking; provided, however, that Tenant’s right to terminate this Lease is conditioned upon the remaining portion of the Premises being of such size or configuration that such remaining portion of the Premises is unusable or uneconomical for Tenant’s business. Landlord shall be entitled to all compensation, damages, income, rent awards and interest thereon whatsoever which may be paid or made in connection with any taking and Tenant shall have no claim against Landlord or any governmental authority for the value of any unexpired term of this Lease or of any of the improvements or Alterations in the Premises; provided, however, that the foregoing shall not prohibit Tenant from prosecuting a separate claim against the taking authority for an amount separately designated for Tenant’s relocation expenses or the interruption of or damage to Tenant’s business or as compensation for Tenant’s personal property, trade fixtures, Alterations or other improvements paid for by Tenant so long as any award to Tenant will not reduce the award to Landlord.

In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Monthly Rent and Additional Rent under Paragraphs 5 and 7 hereunder shall be equitably reduced. If all or any material part of the Real Property other than the Premises is taken, Landlord may terminate this Lease upon written notice to Tenant given within ninety (90) days after the date of taking.

b. Notwithstanding the foregoing, if all or any portion of the Premises is taken for a period of time of one (1) year or less ending prior to the end of the term of this Lease, this Lease shall remain in full force and effect and Tenant shall continue to pay all rent and to perform all of its obligations under this Lease; provided, however, that Tenant shall be entitled to all compensation, damages, income, rent awards and interest thereon that is paid or made in connection with such temporary taking of the Premises (or portion thereof), except that any such compensation in excess of the rent or other amounts payable to Landlord hereunder shall be promptly paid over to Landlord as received. Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future Legal Requirement providing for, or allowing either party to petition the courts of the state in which the Real Property is located for, a termination of this Lease upon a partial taking of the Premises and/or the Building.

28. Landlord’s Liability; Sale of Building. The term “Landlord,” as used in this Lease, shall mean only the owner or owners of the Real Property at the time in question. Notwithstanding any other provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord’s interest in the Real Property as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against the constituent shareholders, partners, members, or other owners of Landlord, or the directors, officers, employees and agents of Landlord or such constituent shareholder, partner, member or other owner, on account of any of Landlord’s obligations or actions under this Lease. In addition, in the event of any conveyance of title to the Real Property, then the grantor or transferor shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease after the date of such conveyance. In no event shall Landlord be deemed to be in default under this Lease unless Landlord fails to perform its obligations under this Lease, Tenant delivers to Landlord written notice specifying the nature of Landlord’s alleged default, and Landlord fails to cure such default within thirty (30) days following receipt of such notice (or, if the default cannot reasonably be cured within such period, to commence action within such thirty (30)-day period and proceed diligently thereafter to cure such default). Upon any conveyance of title to the Real Property, the grantee or transferee shall be deemed to have assumed Landlord’s obligations to be performed under this Lease from and after the date of such conveyance, subject to the limitations on liability set forth above in this Paragraph 28. If Tenant provides Landlord with any security for Tenant’s performance of its obligations hereunder, Landlord shall transfer such security to the grantee or transferee of Landlord’s interest in the Real Property, and upon such transfer Landlord shall be released from any further responsibility or liability for such security. Notwithstanding any other provision of this Lease, but not in limitation of the provisions of Paragraph 14.a. above, Landlord shall not be liable for any consequential damages or interruption or loss of business, income or profits, or claims of constructive eviction, nor shall Landlord be liable for loss of or damage to artwork, currency, jewelry, bullion, unique or valuable documents, securities or other valuables, or for other property not in the nature of ordinary fixtures, furnishings and equipment used in general administrative and executive office activities and functions (all of the foregoing, collectively, “Special Claims”). Wherever in this Lease Tenant (a) releases Landlord from any claim or liability, (b) waives or limits any right of Tenant to assert any claim against Landlord or to seek recourse against any property of Landlord or (c) agrees to indemnify Landlord against any matters, the relevant release, waiver, limitation or indemnity shall run in favor of and apply to Landlord, the constituent shareholders, partners, members, or other owners of Landlord, and the directors, officers, employees and agents of Landlord and each such constituent shareholder, partner, member or other owner.

29. Estoppel Certificates. At any time and from time to time, upon not less than ten (10) Business Days’ prior notice from Landlord, Tenant shall execute, acknowledge and deliver to Landlord a statement certifying the commencement date of this Lease, stating that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and the date and nature of each such modification), that Landlord is not in default under this Lease (or, if Landlord is in default, specifying the nature of such default), that Tenant is not in default under this Lease (or, if Tenant is in default, specifying the nature of such default), the current amounts of and the dates to which the Monthly Rent and Additional Rent has been paid, and setting forth such other matters as may be reasonably requested by Landlord. Any such statement may be conclusively relied upon by a prospective purchaser of the Real Property or by a lender obtaining a lien on the Real Property as security. If Tenant fails to deliver such statement within the time required hereunder, such failure shall be conclusive upon Tenant that (i) this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) there are no uncured defaults in Landlord’s performance of its obligations hereunder, (iii) not more than one month’s installment of Monthly Rent has been paid in advance, and (iv) any other statements of fact included by Landlord in such statement are correct. Tenant acknowledges and agrees that its failure to execute such certificate may cause Landlord serious financial damage by causing the failure of a sale or financing transaction and giving Landlord all of its rights and remedies under Paragraph 25 above, including its right to damages caused by the loss of such sale or financing.

30. Right of Landlord to Perform. If Tenant fails to make any payment required hereunder (other than Monthly Rent and Additional Rent) or fails to perform any other of its obligations hereunder, Landlord may, but shall not be obliged to, and without waiving any default of Tenant or releasing Tenant from any obligations to Landlord hereunder, make any such payment or perform any other such obligation on Tenant’s behalf. Tenant shall pay to Landlord, within thirty (30) days of Landlord’s written demand therefor, one hundred ten percent (110%) of all sums so paid by Landlord and all necessary incidental costs incurred by Landlord in connection with the performance by Landlord of an obligation of Tenant. If such sum is not paid by Tenant within the required thirty (30) day period, interest shall accrue on such sum at the Interest Rate from the end of such thirty (30) day period until paid by Tenant. Further, Tenant’s failure to make such payment within such thirty (30) day period shall entitle Landlord to the same rights and remedies provided Landlord in the event of non-payment of rent.

31. Late Charge; Late Payments. Tenant acknowledges that late payment of any installment of Monthly Rent or Additional Rent or any other amount required under this Lease will cause Landlord to incur costs not contemplated by this Lease and that the exact amount of such costs would be extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, late charges that may be imposed on Landlord by the terms of any encumbrance or note secured by the Real Property and the loss of the use of the delinquent funds. Therefore, if any installment of Monthly Rent or Additional Rent or any other amount due from Tenant is not received when due, Tenant shall pay to Landlord on demand, on account of the delinquent payment, an additional sum equal to the greater of (i) five percent (5%) of the overdue amount, or (ii) One Hundred Dollars ($100.00), which additional sum represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising its right to collect interest as provided above, rent, or any other damages, or from exercising any of the other rights and remedies available to Landlord.

32. Attorneys’ Fees; Waiver of Jury Trial. In the event of any action or proceeding between Landlord and Tenant (including an action or proceeding between Landlord and the trustee or debtor in possession while Tenant is a debtor in a proceeding under any bankruptcy law) to enforce any provision of this Lease, the losing party shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in such action and in any appeal in connection therewith by such prevailing party. The “prevailing party” will be determined by the court before whom the action was brought based upon an assessment of which party’s major arguments or positions taken in the suit or proceeding could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the court’s decision. Notwithstanding the foregoing, however, Landlord shall be deemed the prevailing party in any unlawful detainer or other action or proceeding instituted by Landlord based upon any default or alleged default of Tenant hereunder if (i) judgment is entered in favor of Landlord, or (ii) prior to trial or judgment Tenant pays all or any portion of the rent claimed by Landlord, vacates the Premises, or otherwise cures the default claimed by Landlord.

If Landlord becomes involved in any litigation or dispute, threatened or actual, by or against anyone not a party to this Lease, but arising by reason of or related to any act or omission of Tenant or any Tenant Party, Tenant agrees to pay Landlord’s reasonable attorneys’ fees and other costs incurred in connection with the litigation or dispute, regardless of whether a lawsuit is actually filed.

IF ANY ACTION OR PROCEEDING BETWEEN LANDLORD AND TENANT TO ENFORCE THE PROVISIONS OF THIS LEASE (INCLUDING AN ACTION OR PROCEEDING BETWEEN LANDLORD AND THE TRUSTEE OR DEBTOR IN POSSESSION WHILE TENANT IS A DEBTOR IN A PROCEEDING UNDER ANY BANKRUPTCY LAW) PROCEEDS TO TRIAL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY IN SUCH TRIAL. Landlord and Tenant agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(d)(2), and each party does hereby authorize and empower the other party to file this paragraph and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

33. Waiver. No provisions of this Lease shall be deemed waived by Landlord unless such waiver is in a writing signed by Landlord. The waiver by Landlord of any breach of any provision of this Lease shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant shall impair such right or remedy or be construed as a waiver. Landlord’s acceptance of any payments of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease (including Tenant’s recurrent failure to timely pay rent) other than Tenant’s nonpayment of the accepted sums, and no endorsement or statement on any check or accompanying any check or payment shall be deemed an accord and satisfaction. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

34. Notices. All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing. All notices and demands by Landlord to Tenant shall be delivered personally or sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Tenant at the Premises, or to such other place as Tenant may from time to time designate by notice to Landlord hereunder; provided, however, that prior to the Commencement Date, notices to Tenant shall be addressed to Tenant at 110 Baytech Drive, Suite 100, San Jose, CA 95134. All notices and demands by Tenant to Landlord shall be sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Landlord in care of Shorenstein Properties LLC, 235 Montgomery Street, 16th floor, San Francisco, California 94104, Attn: Corporate Secretary, with a copy to the management office of the Building, or to such other place as Landlord may from time to time designate by notice to Tenant hereunder. Notices will be effective immediately upon delivery to the addressee at the designated address or immediately upon refusal of delivery by such addressee (with inability to deliver due to the party’s notice address of record no longer being a valid address constituting refusal of delivery for purposes hereof). In the event Tenant requests multiple notices hereunder, Tenant will be bound by such notice from the earlier of the effective times of the multiple notices.

35. Intentionally Deleted.

36. Defined Terms and Marginal Headings. When required by the context of this Lease, the singular includes the plural. If more than one person or entity signs this Lease as Tenant, the obligations hereunder imposed upon Tenant shall be joint and several, and the act of, written notice to or from, refund to, or signature of, any Tenant signatory to this Lease (including, without limitation, modifications of this Lease made by fewer than all such Tenant signatories) shall bind every other Tenant signatory as though every other Tenant signatory had so acted, or received or given the written notice or refund, or signed. The headings and titles to the paragraphs of this Lease are for convenience only and are not to be used to interpret or construe this Lease. Wherever the term “including” or “includes” is used in this Lease it shall be construed as if followed by the phrase “without limitation.” Whenever in this Lease a right, option or privilege of Tenant is conditioned upon Tenant (or any affiliate thereof or successor thereto) being in “occupancy” of a specified portion or percentage of the Premises, for such purposes “occupancy” shall mean Tenant’s (or such affiliate’s or successor’s) physical occupancy of the space for the conduct of such party’s business, and shall not include any space that is subject to a sublease or that has been vacated by such party, other than a vacation of the space as reasonably necessary in connection with the performance of approved Alterations or by reason of a fire or other casualty or a taking. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not construed for or against any party simply because one party was the drafter thereof.

37. Time and Applicable Law. Time is of the essence of this Lease and of each and all of its provisions, except as to the conditions relating to the delivery of possession of the Premises to Tenant. This Lease shall be governed by and construed in accordance with the laws of the State of California, and the venue of any action or proceeding under this Lease shall be the City and County of San Francisco, California.

38. Successors. Subject to the provisions of Paragraphs 13 and 28 above, the covenants and conditions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, executors, administrators and assigns.

39. Entire Agreement; Modifications. This Lease (including any exhibit, rider or attachment hereto) constitutes the entire agreement between Landlord and Tenant with respect to Tenant’s lease of the Premises. No provision of this Lease may be amended or otherwise modified except by an agreement in writing signed by the parties hereto. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Real Property or this Lease except as expressly set forth herein, including without limitation any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant’s business or for any other purpose, nor has Landlord or its agents agreed to undertake any alterations or construct any improvements to the Premises except those, if any, expressly provided in this Lease, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. Neither this Lease nor any memorandum hereof shall be recorded by Tenant.

40. Light and Air. Tenant agrees that no diminution of light, air or view by any structure which may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of rent hereunder, result in any liability of Landlord to Tenant, or in any other way affect this Lease.

41. Name of Building. Tenant shall not use the name of the Building for any purpose other than as the address of the business conducted by Tenant in the Premises without the written consent of Landlord. Landlord reserves the right to change the name of the Building at any time in its sole discretion by written notice to Tenant and Landlord shall not be liable to Tenant for any loss, cost or expense on account of any such change of name.

42. Severability. If any provision of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

43. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant and each person executing this Lease on behalf of Tenant, hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Real Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so.

44. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

45. Real Estate Brokers. Tenant represents and warrants that it has negotiated this Lease directly with the real estate broker(s) identified in Paragraph 2 and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for Tenant in connection with this Lease. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims by any real estate broker or salesman other than the real estate broker(s) identified in Paragraph 2 for a commission, finder’s fee or other compensation as a result of Tenant’s entering into this Lease.

46. Consents and Approvals. Wherever the consent, approval, judgment or determination of Landlord is required or permitted under this Lease, Landlord may exercise its sole discretion in granting or withholding such consent or approval or in making such judgment or determination without reference to any extrinsic standard of reasonableness, unless the provision providing for such consent, approval, judgment or determination specifies that Landlord’s consent or approval is not to be unreasonably withheld, or that the standard for such consent, approval, judgment or determination is to be reasonable, or otherwise specifies the standards under which Landlord may withhold its consent. Whenever Tenant requests Landlord to take any action or give any consent or approval, Tenant shall reimburse Landlord for all of Landlord’s costs incurred in reviewing the proposed action or consent (whether or not Landlord consents to any such proposed action), including without limitation reasonable attorneys’ or consultants’ fees and expenses, within thirty (30) days after Landlord’s delivery to Tenant of a statement of such costs. If it is determined that Landlord failed to give its consent or approval where it was required to do so under this Lease, Tenant’s sole remedy will be an order of specific performance or mandatory injunction of the Landlord’s agreement to give its consent or approval. The review and/or approval by Landlord of any item shall not impose upon Landlord any liability for accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Real Property, and neither Tenant nor any Tenant Party nor any person or entity claiming by, through or under Tenant, nor any other third party shall have any rights hereunder by virtue of such review and/or approval by Landlord.

47. Reserved Rights. Landlord retains and shall have the rights set forth below, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for rent abatement:

a. To grant to anyone the exclusive right to conduct any business or render any service in or to the Building and its tenants, provided that such exclusive right shall not operate to require Tenant to use or patronize such business or service or to exclude Tenant from its use of the Premises expressly permitted herein.

b. To reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of the Common Areas and facilities and other tenancies and premises in the Real Property and to create additional rentable areas through use or enclosure of Common Areas.

c. If portions of the Real Property or property adjacent to the Real Property (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, in its sole and absolute discretion, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Real Property and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Real Property and the Other Improvements, (iii) for the allocation of a portion of the Operating Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Real Property, and (iv) for the use or improvement of the Other Improvements and/or the Real Property in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Real Property. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Real Property or any other of Landlord’s rights described in this Lease.

d. To sell one or more of the buildings which comprise the Project as of the date of this Lease and to record covenants, conditions and restrictions, easements and reciprocal easement agreements in connection therewith, provided that such documents do not materially affect Tenant’s use and enjoyment of the Premises and Common Areas as anticipated hereunder

48. Financial Statements. Upon submission of this Lease to Landlord and at any time thereafter within thirty (30) days after Landlord’s request therefor (but not more than once in any twelve (12) month period unless the Building is the subject of a sale or refinancing or there exists a continuing Event of Default), Tenant shall furnish to Landlord copies of true and accurate financial statements reflecting Tenant’s then current financial situation (including without limitation balance sheets, statements of profit and loss, and changes in financial condition), Tenant’s most recent audited or certified annual financial statements, and Tenant’s federal income tax returns pertaining to Tenant’s business, and in addition shall cause to be furnished to Landlord similar financial statements and tax returns for any guarantor(s) of this Lease. Tenant agrees to deliver to any lender, prospective lender, purchaser or prospective purchaser designated by Landlord such financial statements of Tenant as may be reasonably requested by such lender or purchaser.

49. Intentionally Deleted.

50. Nondisclosure of Lease Terms . Tenant agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord, and that disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Tenant hereby agrees that Tenant and its partners, officers, directors, employees, agents, real estate brokers and sales persons and attorneys shall not disclose the terms of this Lease to any other person without Landlord’s prior written consent, except to any accountants of Tenant in connection with the preparation of Tenant’s financial statements or tax returns, to an assignee of this Lease or sublessee of the Premises, or to an entity or person to whom disclosure is required by applicable law or in connection with any action brought to enforce this Lease.

51. Hazardous Substance Disclosure. California law requires landlords to disclose to tenants the existence of certain hazardous substances. Accordingly, the existence of gasoline and other automotive fluids, maintenance fluids, copying fluids and other office supplies and equipment, certain construction and finish materials, tobacco smoke, cosmetics and other personal items, and asbestos-containing materials (“ACM”) must be disclosed. Gasoline and other automotive fluids are found in the garage area of the Building. Cleaning, lubricating and hydraulic fluids used in the operation and maintenance of the Real Property are found in the utility areas of the Real Property not generally accessible to Real Property occupants or the public. Many Building occupants use copy machines and printers with associated fluids and toners, and pens, markers, inks, and office equipment that may contain hazardous substances. Certain adhesives, paints and other construction materials and finishes used in portions of the Real Property may contain hazardous substances. Although smoking is prohibited in the public areas of the Real Property, these areas may, from time to time, be exposed to tobacco smoke. Real Property occupants and other persons entering the Real Property from time-to-time may use or carry prescription and non-prescription drugs, perfumes, cosmetics and other toiletries, and foods and beverages, some of which may contain hazardous substances. Landlord has made no special investigation of the Premises with respect to any hazardous substances.

52. Signage Rights.

a. General. Except to the extent expressly provided in this Paragraph 52, Tenant shall not (i) place or install (or permit to be placed or installed by any Tenant Party) any signs, advertisements, logos, identifying materials, pictures or names of any type on the roof, exterior areas or Common Areas of the Building or the Real Property or in any area of the Building, Premises or Real Property which is visible from the exterior of the Building or outside of the Premises or (ii) place or install (or permit to be placed or installed by any Tenant Party) in or about any portion of the Premises any window covering (even if behind Building standard window coverings) or any other material visible from outside of the Premises or from the exterior of the Building.

b. Exterior Signage; Lobby Door and Window Signage. Subject to compliance with applicable Legal Requirements and such Building signage criteria as Landlord shall apply from time to time, provided that the Premises consist of all of the rentable area of the subject Building, Tenant may install (i) Tenant’s name and logo on the glass doors and windows in the lobby at the entrance to the Building and (ii) exterior parapet signage and directional signage on the Building, provided that such installations under clauses (i) and (ii) shall be subject to Landlord’s prior written approval as to the size, design, materials, location and manner of installation. Tenant shall submit to Landlord, for Landlord’s approval pursuant to the foregoing, detailed plans setting forth the details of Tenant’s proposed signage and the installation thereof. Further, if Tenant leases the First Offer Space pursuant to Paragraph 59 below, then Tenant shall be entitled to signage in the lobby of the 130 Building in accordance with Landlord’s lobby signage requirements for multi-tenant buildings in the Project. Tenant shall maintain any such installed signage in good condition and repair throughout the term of this Lease. All signage described in this Paragraph 52.b. shall be treated as Tenant’s personal property under the provisions of Paragraph 20.a. above with respect to Tenant’s obligations of removal and restoration at the expiration or early termination of this Lease.

c. Monument Signage. As of the date of this Lease, Landlord is finalizing Landlord’s plans to install two (2) monument signs at the Project, with one (1) monument sign located at each of the two (2) driveway entrances to the Project. Upon the completion of the installation of the monument sign that is located at the entrance to the Project that is nearest to the 110 Building (the “Monument Sign”), Tenant shall have the right to utilize Tenant’s pro-rata share of space on the Monument Size (based on the rentable square footage of the Premises) to place Tenant’s name, with such name to be in accordance with the signage criteria for such Monument Sign. The cost of adding Tenant’s name to the monument sign (and any subsequent modifications to Tenant’s name on the Monument Sign) shall be borne by Tenant. Upon the expiration of this Lease (or the earlier expiration of Tenant’s right to maintain its name on the Monument Sign, as provided below), Tenant shall reimburse Landlord for the cost to remove Tenant’s name from the Monument Sign and to perform the repairs to the Monument Sign required due to such removal.

Notwithstanding anything to the contrary above, Tenant’s right to have Tenant’s name on the Monument Sign pursuant to the foregoing may, at Landlord’s option, be terminated by Landlord upon written notice to Tenant (i) if there exists a continuing Event of Default that is not cured by Tenant within fifteen (15) days following additional written notice from Landlord to Tenant advising Tenant that Landlord will terminate Tenant’s right to the monument signage if the Event of Default is not cured within such fifteen (15) day period, or (ii) if the original Tenant hereunder (and/or an Affiliate thereof pursuant to Paragraph 31.h. above) is not in occupancy of at least 41,286 rentable square feet of space in the Building. If Tenant’s rights to have Tenant’s name on the Monument Sign has been terminated by Landlord in writing pursuant to this subparagraph, Tenant’s right to be listed on the Monument Sign shall be unavailable to Tenant even if the circumstances that triggered Landlord’s termination of the right to the Monument Sign no longer exists.

53. Parking.

a. Commencing upon the Commencement Date and continuing throughout the term of this Lease, Landlord shall make available to Tenant in the Parking Areas, on an unassigned, non-exclusive and un-labeled basis, 3.6 parking spaces for each 1,000 rentable square feet of space within the Premises (which, based on the 41,286 RSF of the Premises, constitutes 148 spaces), with Tenant having the non-exclusive use of those parking spaces that are closest to the Building. The aforementioned parking shall be without additional charge, provided that, if any taxes, assessments or other impositions are imposed by any governmental entity in connection with Tenant’s use of the parking spaces, such taxes shall be paid by Tenant, or if required to be paid by Landlord, shall be reimbursed to Landlord by Tenant not later than thirty (30) days following receipt of Landlord’s written invoice. Any such payment by Tenant under the immediately preceding sentence shall constitute rent under this Lease.

At Tenant’s option and subject to applicable Legal Requirements and any applicable CC&Rs, Tenant shall have the right to utilize all or a portion of the parking spaces allocated to Tenant pursuant to the above for the operation by Tenant of a valet parking service (the “Valet Parking”) that allows Tenant to provide stacked parking within the allocated parking spaces. Such Valet Parking shall be subject to Landlord’s prior written approval of the location of the parking spaces that will be utilized for such Valet Parking and all other aspects of the Valet Parking program, which approval shall not be unreasonably withheld provided that the operation of the Valet Parking does not interfere with the use of the Parking Areas by the other occupants of the Project and is conducted in compliance with any rules and regulations Landlord may reasonably implement with regard thereto.

b. Tenant shall provide Landlord with advance written notice of the names of each individual to whom Tenant from time to time distributes Tenant’s parking rights hereunder, and shall cause each such individual to execute the standard waiver form for parking space users.

c. The unassigned parking spaces to be made available to Tenant hereunder may contain a reasonable mix of spaces for compact cars. Landlord shall take reasonable actions to ensure the availability of the parking spaces leased by Tenant, but Landlord does not guarantee the availability of those spaces at all times against the actions of other tenants of the Real Property and users of the Parking Areas. Without limiting the foregoing, in no event shall this Lease be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage, nor shall there be any abatement of rent hereunder, by reason of any reduction in Tenant’s parking rights hereunder by reason of strikes, lock-outs, labor disputes, shortages of material or labor, fire, flood or other casualty, acts of God or any other cause beyond the reasonable control of Landlord. Access to the parking spaces to be made available to Tenant shall, at Landlord’s option, be by card, pass, bumper sticker, decal or other appropriate identification issued by Landlord, and Tenant’s right to use the Parking Areas is conditioned on Tenant’s abiding by and shall otherwise be subject to such reasonable rules and regulations as may be promulgated by Landlord or Landlord’s designee from time to time for the Parking Areas. If applicable, Tenant’s employees and occupants shall only have the right to park in Tenant’s designated area(s). Landlord shall have the right to modify, change, add to or delete the design, configuration, layout, size, ingress, egress, areas, method of operation, and other characteristics of or relating to the Parking Areas at any time, and/or to provide for nonuse, partial use or restricted use of portions thereof.

d. The parking rights provided to Tenant pursuant to this Paragraph 53 are provided to Tenant solely for use by officers, directors, employees and visitors of Tenant, and Tenant’s permitted subtenants and assignees, and such rights may not otherwise be transferred, assigned, subleased or otherwise alienated by Tenant to any other type of transferee without Landlord’s prior written approval, which may be withheld in Landlord’s sole discretion.

e. Tenant’s business visitors (to the extent not parking in Tenant’s allocated parking spaces) may park in the visitor parking provided by Landlord for the Building, on a space-available basis, upon payment of the prevailing fee (if any) for parking charged to visitors to the Building. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

54. Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Real Property, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

55. Renovation of the Real Property and Other Improvements. Tenant acknowledges that portions of the Building, Real Property and/or the Other Improvements (as defined in Paragraph 47.d. above) may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. It is agreed and acknowledged that no representations respecting the condition of the Premises, the Building or the Real Property have been made by Landlord to Tenant except as specifically set forth in this Lease. Tenant acknowledges and agrees that Landlord may alter, remodel, improve and/or renovate (collectively, the “Renovation Work”) the Building, Premises, and/or the Real Property, and in connection with any Renovation Work, Landlord may, among other things, erect scaffolding or other necessary structures in the Building or the Real Property, restrict access to portions of the Real Property, including portions of the Common Areas, or perform work in the Building and/or the Real Property. Tenant hereby agrees that such Renovation Work and Landlord’s actions in connection with such Renovation Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or liability to Tenant for any injury to or interference with Tenant’s business arising from any such Renovation Work, and Tenant shall not be entitled to any damages from Landlord for loss of use of the Premises, in whole or in part, or for loss of Tenant’s personal property or improvements, resulting from the Renovation Work or Landlord’s actions in connection therewith or for any inconvenience occasioned by such Renovation Work or Landlord’s actions in connection therewith. Without limitation of the foregoing, Landlord shall use good faith efforts to cause all such work to be done in such a manner as to cause as little interference to Tenant’s use and enjoyment of the Premises as reasonably possible without incurring additional expense.

56. Quiet Enjoyment. If, and so long as, Tenant pays the rent and keeps, observes and performs each and every term, covenant and condition of this Lease on the part or on behalf of Tenant to be kept, observed and performed, Tenant shall peaceably and quietly enjoy the Premises throughout the term without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the provisions of this Lease.

57. No Discrimination. Tenant covenants by and for itself and its successors, heirs, personal representatives and assigns and all persons claiming under or through Tenant that there shall be no discrimination against or segregation of any person or of a group of persons on account of race, color, religion, creed, sex or national origin in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises nor shall Tenant or any person claiming under or through Tenant establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, sublessees, subtenants or assignees of the Premises.

58. CASp Inspection. As of the date of this Lease, the Premises and the Common Areas of the Real Property expected to be in Tenant’s path of travel during the Lease term, have not undergone an inspection by a Certified Access Specialist regarding compliance with construction-related accessibility standards. This disclosure is made pursuant to Section 1938 of the California Civil Code.

59. Right of First Offer.

a. First Offer Right. Subject to the provisions of this Paragraph 59, during first twenty-four (24) months of the initial Lease term (the “First Offer Period”) Tenant shall have a continuing right of first offer (the “First Offer Right”) to lease the entire second floor (the “First Offer Space”) of the building located in the Project and known as 120-130 Rose Orchard Way (the “120 Building”), which First Offer Space shall be deemed by the parties, for all purposes of this Lease, to consist of 30,267 rentable square feet of space. If Landlord and a prospective tenant of the First Offer Space (a “Prospective Tenant”) enter into a signed letter of intent covering the First Offer Space, Landlord shall notify Tenant in writing thereof (the “First Offer Notice”). If Tenant desires to lease the First Offer Space pursuant to the terms of this Paragraph 59, Tenant shall notify Landlord thereof in writing (the “Exercise Notice”) not later than five (5) Business Days following Landlord’s delivery of the First Offer Notice to Tenant. (Tenant must lease the entire First Offer Space and may not lease only a portion thereof.) If Tenant does not deliver an Exercise Notice within the required five (5) Business Day period, then Landlord shall have a period of six (6) months to lease the First Offer Space to the Prospective Tenant that was a party to the subject letter of intent (or to an affiliate of such Prospective Tenant). If Landlord has not leased the First Offer Space to such Prospective Tenant (or its affiliate) within the aforementioned six (6) month period, or if Landlord desires to lease the First Offer Space to a different Prospective Tenant that has signed a letter of intent, then Landlord must again comply with the notice provisions above prior to leasing the First Offer Space to such Prospective Tenant.

b. Terms and Conditions. If Tenant timely exercises its right to lease the First Offer Space, Landlord and Tenant shall promptly enter into an amendment to this Lease adding the First Offer Space to the Premises on all the terms and conditions set forth in this Lease as to the Premises originally demised hereunder, except that such amendment shall incorporate the following terms, as applicable:

(i) Condition of First Offer Space. Landlord shall, at Landlord’s sole cost, (A) renovate the restrooms in the First Offer Space to the then building standard for the Project, (B) perform the demising work required to separate the First Offer Space from the remainder of the space in the 120 Building, and (C) preserve the ability to exit the 120 Building from the stairs nearest to the collaborative area between the 120 Building and the 110 Building. Further, in addition to the foregoing work, (x) Landlord shall construct tenant improvements in the First Offer Space (the “Offer Space Improvements”) in accordance with provisions substantially similar to the provisions of Paragraph 4 of this Lease regarding the Tenant Improvements in the original Premises, provided that the cost of the design and construction of the Offer Space Improvements shall be borne as provided in Paragraph 59.b. (ii) below and (y) Landlord shall perform for the First Offer Space the work set forth in Paragraph 4.h. of the Lease, with the provisions of Paragraphs 10.a. and b. of this Lease regarding Landlord’s twelve (12) month warranty of the HVAC Units and three (3) month warranty of the Building systems (as such warranties may be extended to the extent applicable under Paragraphs 10.a. and b. above) being fully applicable to the First Offer Space.

(ii) Cost of Offer Space Improvements. If the Exercise Notice is delivered during the first (1st) through ninth (9th) months of the initial Lease term, Tenant shall receive an improvement allowance for the Offer Space Improvements equal to Forty-Five Dollars ($45.00) per rentable square foot of the First Offer Space, plus the right to an additional allowance of up to Ten Dollars ($10.00) per rentable square foot of the First Offer Space for excess design and hard costs and for Soft Costs, with such additional allowance to be repaid over the term of the Lease of the First Offer Space at an interest rate of eight percent (8%) per annum. If the Exercise Notice is delivered during the tenth (10th) through twelfth (12th) months of the initial Lease term, Tenant shall receive an improvement allowance for the Offer Space Improvements equal to Fifty ($50.00) per rentable square foot of the First Offer Space, plus the right to an additional allowance of up to Ten Dollars ($10.00) per rentable square foot of the First Offer Space for excess design and hard costs and for Soft Costs, with such additional allowance to be repaid over the term of the Lease of the First Offer Space at an interest rate of eight percent (8%) per annum. If the Exercise Notice is delivered during the thirteenth (13th) through twenty-fourth (24th) months of the initial Lease term, Tenant shall receive an improvement allowance based on fair market terms to be established concurrently with the determination of the fair market rent for the First Offer Space under Paragraph 59.b. (iv) below.

(iii) Term. The term of Tenant’s lease of the First Offer Space shall commence on the date the First Offer Space is delivered to Tenant with the Offer Space Improvements Substantially Completed. If the Exercise Notice is delivered during the first nine (9) months following the Commencement Date, the term of the Lease as to the First Offer Space shall expire concurrently with the term of the Lease as to the original Premises on Expiration Date set forth in Paragraph 2.b. above. If the Exercise Notice is delivered during the tenth (10th) through twenty-fourth (24th) months of the initial Lease term, the term of the Lease as to the First Offer Space shall end on the last day of the sixtieth (60th) full calendar month following the Offer Space Rent Commencement Date (as defined in Paragraph 59.b. (iv) below) (the “New Expiration Date”) and the term of the Lease as to the original Premises (i.e., the 41,286 RSF in the 110 Building) shall automatically be extended through and including the New Expiration Date, with the extended portion of the Lease term for the original Premises being referred to herein as the “Original Premises Extended Period.”

(iv) Rent.

(x) Offer Space Rent Commencement Date. Tenant’s obligation to pay Monthly Rent and Additional Rent for the First Offer Space under Paragraphs 5 and 7 of the Lease shall commence on the date (the “Offer Space Rent Commencement Date”) that is the earlier of (x) the date six (6) months following the date Tenant delivers the Exercise Notice to Landlord (provided that, if the Offer Space Improvements are not Substantially Completed by such date solely due to delays caused by Landlord or Landlord’s contractor, then such six (6) month period shall be extended by the length of the delay caused by Landlord or Landlord’s contractor), and (y) the date Tenant commences business in the First Offer Space; provided, however, if the Exercise Notice is delivered during the seventh (7th) through ninth (9th) months of the initial Lease term, then the Offer Space Rent Commencement Date shall be the date that is one (1) year following the Rent Commencement Date for the original Premises (as defined in Paragraph 2.c. above).

(y) Monthly Rent for First Offer Space. If the Exercise Notice is delivered during the first twelve (12) months of the initial Lease Term, then, commencing on the Offer Space Rent Commencement Date (as defined above) the Monthly Rent for the First Offer Space shall be at the same rental rate per rentable square foot that Tenant pays for the original Premises under the Lease pursuant to Paragraph 2.c. above, as the same adjusts from time to time, provided that, during the Original Premises Extended Period (as defined above), the Monthly Rent for both the original Premises and the First Offer Space, shall be calculated by increasing the Monthly Rent per rentable square foot in effect for the original Premises as of the date immediately preceding the first day of the Original Premises Extended Period by three percent (3%) and further increasing such rate by three percent (3%) on the next anniversary date, if applicable.

If the Exercise Notice is delivered during the thirteenth (13th) through twenty-fourth (24th) months of the initial Lease Term, the Monthly Rent for the First Offer Space shall be the then fair market rent for the First Offer Space as defined in set forth in Paragraph 60.b below with references therein to the “Premises” being deemed to refer to the First Offer Space and disregarding any provisions which by their nature pertain only to the renewal term, with the Monthly Rent for the original Premises during the Original Premises Extended Period being at the same fair market rent rate per rentable square foot as applies to the First Offer Space. Notwithstanding the foregoing, in no event shall the Monthly Rent per rentable square foot for the First Offer Space be less than the Monthly Rent per rentable square foot payable from time to time for the original Premises under Paragraph 2.c. above. The fair market rent shall be mutually agreed upon by Landlord and Tenant in writing within thirty (30) days after Tenant delivers the Exercise Notice. If Landlord and Tenant are unable to agree upon the fair market monthly rent within such thirty (30) day period, then the fair market rent shall be established by appraisal in accordance with Paragraph 60.c. below.

If the fair market rent is not established prior to the Offer Space Rent Commencement Date, then Tenant shall pay Monthly Rent for the First Offer Space at the same rate per rentable square foot that Tenant then pays for the original Premises and, after the fair market rent has been determined, Tenant shall pay any deficiency in the amount paid by Tenant during such period, within thirty (30) days following the date Tenant receives from Landlord a written invoice for the amount of such deficiency.

(v) Letter of Credit. Upon Tenant’s lease of the First Offer Space, the amount of the Letter of Credit provided for in Paragraphs 2.d. and 6 above shall be increased on a pro-rata basis to reflect the increase in the rentable square footage of the total premises leased by Tenant under this Lease (which pro-rata increase shall take into account any reduction in the amount of the Letter of Credit that may have occurred (or subsequently occurs) pursuant to the provisions of Paragraph 6 above allowing for the reduction in the amount of the Letter of Credit).

c. Limitation on Tenant’s First Offer Right. Notwithstanding the foregoing, if (i) on the date of delivery of the Exercise Notice, or the date immediately preceding the date the Lease term for the First Offer Space is to commence, there exists an uncured monetary Event of Default or an uncured material non-monetary Event of Default (or a monetary breach or material non-monetary breach of this Lease by Tenant that subsequently matures into an Event of Default due to Tenant’s failure to cure the breach within the applicable notice and/or cure period), or (ii) on the date immediately preceding the date the Lease term for the First Offer Increment is to commence, Tenant named herein (and/or an Affiliate pursuant to Paragraph 13.h. above) (a) is not in occupancy of the entire Premises then leased hereunder or (b) does not intend to continue to occupy the entire Premises then leased hereunder, together with the entire First Offer Space, then, at Landlord’s option, the exercise of the right of first offer shall be null and void.

60. Renewal Option.

a. Option to Renew. Tenant shall have the option to renew this Lease as to the entire Premises then leased hereunder for one (1) additional term of five (5) years, commencing upon the expiration of the initial term of the Lease (as such initial term may have been extended pursuant to Paragraph 59.b.(iii) above, due to Tenant’s lease of the First Offer Space). The renewal option must be exercised, if at all, by written notice given by Tenant to Landlord not later than twelve (12) months prior to the expiration of the initial term of this Lease. Notwithstanding the foregoing, at Landlord’s election, this renewal option shall be null and void and Tenant shall have no right to renew this Lease if (i) as of the date immediately preceding the commencement of the renewal period the Tenant originally named herein (and/or an Affiliate thereof to which this Lease has been assigned pursuant to Paragraph 13.h. above) is not the Tenant hereunder or, is the Tenant hereunder, but has sublet more than fifty percent (50%) of the Premises then demised hereunder to one or more subtenants (other than an Affiliate), or does not intend to continue to occupy at least fifty percent (50%) of the Premises (but intends to assign this Lease or to sublet more than a total of fifty percent (50%) of the space, other than to an Affiliate), or (ii) on the date Tenant exercises the option or on the date immediately preceding the commencement date of the renewal period Tenant there exists an uncured monetary Event of Default or an uncured material non-monetary Event of Default (or a monetary breach or material non-monetary breach of this Lease by Tenant that subsequently matures into an Event of Default due to Tenant’s failure to cure the breach within the applicable notice and/or cure period).

b. Terms and Conditions. If Tenant exercises the renewal option, then during the renewal period all of the terms and conditions set forth in this Lease as applicable to the Premises during the initial term shall apply during the renewal term, except that (i) Tenant shall have no further right to renew this Lease, (ii) Tenant shall take the Premises in their then “as-is” state and condition, except that if fair market terms include an improvement allowance, Tenant shall receive such improvement allowance and the Monthly Rent referred to item (iii) shall take such improvement allowance into account, and (iii) the Monthly Rent payable by Tenant for the Premises shall be the then-fair market rent for the Premises based upon the terms of this Lease, as renewed. Fair market rent shall include the periodic rental increases, if any, that would be included for space leased for the period of the renewal term. For purposes of this Paragraph 60, the term “fair market rent” shall mean the rental rate that would be applicable for a lease term commencing on the commencement date of the renewal term and that would be payable in any arms’ length negotiations for the Premises in their then as-is condition, for the renewal term, which rental rate shall be established by reference to rental terms actually negotiated for comparable space under primary lease (and not sublease), taking into consideration the location of the Building and such amenities as existing improvements, view, floor on which the Premises are situated and the like, situated in comparable office buildings in the San Jose, Sunnyvale and Santa Clara commercial office market areas, in similar physical and economic condition as the Building, engaged in then-prevailing ordinary rental market practices with respect to tenant concessions (if any) (e.g. not offering extraordinary rental, promotional deals and other concessions to tenants in an effort to alleviate cash flow problems, difficulties in meeting loan obligations or other financial distress, or in response to a greater than average vacancy rate in a particular building) and taking into account then market concessions (including, but not limited to, any construction allowances and/or rent abatement). The fair market rent shall be mutually agreed upon by Landlord and Tenant in writing within a thirty (30) calendar day period commencing not later than six (6) months prior to commencement of the renewal period. If Landlord and Tenant are unable to agree upon the fair market monthly rent within such thirty (30)-day period, then the fair market rent shall be established by appraisal in accordance with the procedures set forth in Paragraph 60.c. below.

c. Appraisal. Within fifteen (15) days after the expiration of the thirty (30)-day period for the mutual agreement of Landlord and Tenant as to the fair market rent, each party hereto, at its cost, shall engage a real estate broker to act on its behalf in determining the fair market rent. The brokers each shall have at least ten (10) years’ experience with leases in first-class high-rise office buildings in the San Jose, Sunnyvale and Santa Clara commercial office market areas and shall submit to Landlord and Tenant in advance for Landlord’s and Tenant’s reasonable approval the appraisal methods to be used. If a party does not appoint a broker within said fifteen (15)-day period but a broker is appointed by the other respective party, the single broker appointed shall be the sole broker and shall set the fair market rent. If the two brokers are appointed by the parties as stated in this paragraph, such brokers shall meet promptly and attempt to set the fair market rent. If such brokers are unable to agree within thirty (30) days after appointment of the second broker, the brokers shall elect a third broker meeting the qualifications stated in this paragraph within ten (10) days after the last date the two brokers are given to set the fair market rent. Each of the parties hereto shall bear one-half (1/2) the cost of appointing the third broker and of the third broker’s fee. The third broker shall be a person who has not previously acted in any capacity for either party.

The third broker shall conduct his own investigation of the fair market rent, and shall be instructed not to advise either party of his determination of the fair market rent except as follows: When the third broker has made his determination, he shall so advise Landlord and Tenant and shall establish a date, at least five (5) days after the giving of notice by the third broker to Landlord and Tenant, on which he shall disclose his determination of the fair market rent. Such meeting shall take place in the third broker’s office unless otherwise agreed by the parties. After having initialed a paper on which his determination of fair market rent is set forth, the third broker shall place his determination of the fair market rent in a sealed envelope. Landlord’s broker and Tenant’s broker shall each set forth their determination of fair market rent on a paper, initial the same and place them in sealed envelopes. Each of the three envelopes shall be marked with the name of the party whose determination is inside the envelope.

In the presence of the third broker, the determination of the fair market rent by Landlord’s broker and Tenant’s broker shall be opened and examined. If the higher of the two determinations is 105% or less of the amount set forth in the lower determination, the average of the two determinations shall be the fair market rent, the envelope containing the determination of the fair market rent by the third broker shall be destroyed and the third broker shall be instructed not to disclose his determination. If either party’s envelope is blank, or does not set forth a determination of fair market rent, the determination of the other party shall prevail and be treated as the fair market rent. If the higher of the two determinations is more than 105% of the amount of the lower determination, the envelope containing the third broker’s determination shall be opened. If the value determined by the third broker is the average of the values proposed by Landlord’s broker and Tenant’s broker, the third broker’s determination of fair market rent shall be the fair market rent. If such is not the case, fair market rent shall be the rent proposed by either Landlord’s broker or Tenant’s broker which is closest to the determination of fair market rent by the third broker.

d. Minimum Rental. Notwithstanding anything in the foregoing to the contrary, in no event shall the Monthly Rent during the renewal period be less than the aggregate of the amounts of Monthly Rent and Additional Rent payable by Tenant (for all of the Premises leased hereunder) under Paragraphs 2.b., 5 and 7 hereof for the calendar month immediately preceding the commencement of the renewal period. If the fair market rent is not established prior to the commencement of the renewal period, then Tenant shall continue to pay as Monthly Rent and Additional Rent the sums in effect as of the last day of the initial term of the Lease and, as soon as the fair market rent is determined, Tenant shall immediately pay to Landlord any deficiency in the amount paid by Tenant during such period.

THIS LEASE IS EXECUTED by Landlord and Tenant as of the date set forth at the top of page 1 hereof.

Landlord:		Tenant:

SRI ELEVEN ROW LLC, a Delaware limited liability company		ZSCALER, INC., a Delaware corporation

By:	/s/ Jed Brush	By:	/s/ Naresh Bansal

Name:	Jed Brush	Name:	Naresh Bansal

Title:	Vice President	Title:	VP, Finance

EXHIBIT A

Outline of Premises

(See attached 2 pages)

1

EXHIBIT B

RULES AND REGULATIONS

ROSE ORCHARD WAY

1. No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed or printed or affixed on or to any part of the outside or inside of the Building or any part of the Premises visible from the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. Landlord shall have the right to remove, at Tenant’s expense and without notice to Tenant, any such sign, placard, picture, advertisement, name or notice that has not been approved by Landlord.

If Landlord notifies Tenant in writing that Landlord objects to any curtains, blinds, shades or screens attached to or hung in or used in connection with any window or door of the Premises, such use of such curtains, blinds, shades or screens shall be removed immediately by Tenant. No awning shall be permitted on any part of the Premises.

2. No ice, drinking water, towel, barbering or bootblacking, shoeshining or repair services, or other similar services shall be provided to the Premises, except from persons authorized by Landlord and at the hours and under regulations fixed by Landlord.

3. The bulletin board or directory of the Building will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom.

4. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by any of the Tenant Parties or used by Tenant for any purpose other than for ingress to and egress from its Premises. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants. No tenant and no employees or invitees of any tenant shall go upon the roof of the Building.

5. Tenant shall not alter any lock or install any new or additional locks or any bolts on any interior or exterior door of the Premises without the prior written consent of Landlord.

6. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

7. Tenant shall not overload the floor of the Premises or mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof.

8. No furniture, freight or equipment of any kind shall be brought into the Building without the consent of Landlord and all moving of the same into or out of the Building shall be done at such time and in such manner as Landlord shall designate. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy equipment brought into the Building and also the times and manner of moving the same in and out of the Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on a platform of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property from any cause, and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of Tenant. The elevator designated for freight by Landlord shall be available for use by all tenants in the Building during the hours and pursuant to such procedures as Landlord may determine from time to time. The persons employed to move Tenant’s equipment, material, furniture or other property in or out of the Building must be acceptable to Landlord. The moving company must be a locally recognized professional mover, whose primary business is the performing of relocation services, and must be bonded and fully insured. In no event shall Tenant employ any person or company whose presence may give rise to a labor or other disturbance in the Real Property. A certificate or other verification of such insurance must be received and approved by Landlord prior to the start of any moving operations. Insurance must be sufficient in Landlord’s sole opinion, to cover all personal liability, theft or damage to the Real Property, including, but not limited to, floor coverings, doors, walls, elevators, stairs, foliage and landscaping. Special care must be taken to prevent damage to foliage and landscaping during adverse weather. All moving operations shall be conducted at such times and in such a manner as Landlord shall direct, and all moving shall take place during non-business hours unless Landlord agrees in writing otherwise.

9. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

10. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals or birds be brought in or kept in or about the Premises or the Building. In no event shall Tenant keep, use, or permit to be used in the Premises or the Building any guns, firearm, explosive devices or ammunition. Except in areas designated by Landlord, Tenant may not bring any bicycles or other vehicles onto the Building or the Real Property.

11. No cooking shall be done or permitted by Tenant in the Premises, except that Tenant may maintain and use in the kitchen area of the Premises a microwave oven, toaster oven and equipment for brewing coffee, tea, hot chocolate and similar beverages, provided that all such equipment compiles with UL safety requirements, is otherwise used by Tenant in compliance with Legal Requirements and does not result in odors noticeable outside the Premises. The Premises shall not be used for the storage of merchandise, for washing clothes, for lodging, or for any improper, objectionable or immoral purposes.

12. Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline, or inflammable or combustible fluid or material, or use any method of heating or air conditioning other than that supplied by Landlord.

13. Landlord will direct electricians as to where and how telephone and telecommunications wiring is to be introduced into the Premises and the Building. No boring or cutting for wires will be allowed without the prior consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the prior approval of Landlord.

14. Upon the expiration or earlier termination of the Lease, Tenant shall deliver to Landlord the keys of offices, rooms and toilet rooms which have been furnished by Landlord to Tenant and any copies of such keys which Tenant has made. In the event Tenant has lost any keys furnished by Landlord, Tenant shall pay Landlord for such keys.

15. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises, except to the extent and in the manner approved in advance by Landlord. The expense of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by the tenant by whom, or by whose contractors, employees or invitees, the damage shall have been caused.

16. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours and in such elevators as shall be designated by Landlord, which elevator usage shall be subject to the Building’s customary charge therefor as established from time to time by Landlord.

17. At all times other than Building Hours, access to the Building, or to the halls, corridors, elevators or stairways in the Building, or to the Premises may be refused unless the person seeking access is known to the person or employee of the Building in charge and has a pass or is properly identified. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building.

18. Tenant shall be responsible for insuring that the doors of the Premises are closed and securely locked before leaving the Building and must observe strict care and caution that all water faucets or water apparatus are entirely shut off before Tenant or Tenant’s employees leave the Building, and that all electricity, gas or air shall likewise be carefully shut off, so as to prevent waste or damage, and for any default or carelessness Tenant shall make good all injuries sustained by other tenants or occupants of the Building or Landlord. Landlord shall not be responsible to Tenant for loss of property on the Premises, however occurring, or for any damage to the property of Tenant caused by the employees or independent contractors of Landlord or by any other person.

19. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

20. The requirements of any tenant will be attended to only upon application at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee will admit any person (tenant or otherwise) to any office without specific instructions from Landlord.

21. No vending machine or machines of any description shall be installed, maintained or operated upon the Premises without the prior written consent of Landlord.

22. Subject to Tenant’s right of access to the Premises in accordance with Building security procedures, Landlord reserves the right to close and keep locked all entrance and exit doors of the Building outside of Building Hours, and during such further hours as Landlord may deem advisable for the adequate protection of the Building and the property of its tenants.

23. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Real Property.

25. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products, nor in any way obstruct such areas.

EXHIBIT C

Form of Commencement Date Letter

                    , 20

Zscaler, Inc.

Re:	Lease, dated as of June , 2015 (the “Lease”), between SRI ELEVEN ROW LLC, a Delaware limited liability company (“Landlord”) and Zscaler, Inc., a Delaware corporation (“Tenant”) for premises comprising all of the rentable area of the building located at 110 Rose Orchard Way, San Jose, California.

Gentlemen or Ladies:

Capitalized terms not otherwise defined in this letter agreement shall have the meaning given them in the above-referenced Lease. Pursuant to Paragraph 3.a. of your above-referenced Lease, this letter shall confirm the following dates:

1. The Commencement Date of the Lease (as defined in Paragraph 2.b. of the Lease) is                      (which is the date two (2) weeks following the Delivery Date), and

2. The Expiration Date of the Lease (as defined in Paragraph 2.b. of the Lease) is                     , which is the last day of the sixty-sixth (66th) full calendar month following the Commencement Date.

Please acknowledge Tenant’s agreement to the foregoing by executing both duplicate originals of this letter and returning one fully executed duplicate original to Landlord at the address on this letterhead. If Landlord does not receive a fully executed duplicate original of this letter from Tenant evidencing Tenant’s agreement to the foregoing (or a written response setting forth Tenant’s disagreement with the foregoing) within fifteen (15) days of the date of Tenant’s receipt of this letter, Tenant will be deemed to have consented to the terms set forth herein.

Very truly yours,

SRI ELEVEN ROW LLC, a Delaware limited liability company

By
Its designated signatory

The undersigned agrees to the dates set forth above:

ZSCALER, INC., a Delaware corporation

By

Name

Title

EXHIBIT D

Tenant Approved Plans

(see attached 2 pages)

EXHIBIT E

Form of Letter of Credit

SRI Eleven ROW LLC

c/o Shorenstein Properties LLC

235 Montgomery Street, 16th floor

San Francisco, CA 94104

Attn: Corporate Secretary

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

We hereby establish our Irrevocable Letter of Credit in your favor available by your drafts drawn on [NAME OF BANK], at sight, for any sum or sums not exceeding Eight Hundred Fifteen Thousand Dollars ($815,000.00), for account of                      at [TENANT’S ADDRESS]. Draft(s) must be accompanied by supporting documents as described below:

A written statement to [INSERT NAME OF BANK] stating that “The principal amount [or the portion requested] of this Letter of Credit is due and payable to Beneficiary in accordance with the provisions of that certain Office Lease dated as of June __, 2015, originally entered into between SRI Eleven ROW LLC, and Zscaler, Inc.”

The written statement shall be accompanied by this Letter of Credit for surrender; provided, however, that if less than the balance of the Letter of Credit is drawn, this Letter of Credit need not be surrendered and shall continue in full force and effect with respect to the unused balance of this Letter of Credit unless and until we issue to you a replacement Letter of Credit for such unused balance, the terms of which replacement Letter of Credit shall be identical to those set forth in this Letter of Credit. We are not required to inquire as to the accuracy of the matters recited in the written statement or as to the authority of the person signing the written statement and may take the act of signing as conclusive evidence of such accuracy and his or her authority to do so. The obligation of [BANK] under this Letter of Credit is the individual obligation of [BANK], and is in no way contingent upon reimbursement with respect thereto.

Each draft must bear upon its face the clause “Drawn under Letter of Credit No.                     , dated                     , of [BANK].”

This Letter of Credit shall be automatically extended for an additional period of one year from the present or each future expiration date unless we have notified you in writing delivered via U.S. registered mail, return receipt requested, to your address stated above, or to such other address as you shall have furnished to us for such purpose, not less than sixty (60) days before such expiration date, that we elect not to renew this Letter of Credit. Upon your receipt of such notification, you may draw your sight draft on us prior to the then applicable expiration date for the unused balance of the Letter of Credit, which shall be accompanied by your signed written statement that you received notification of our election not to extend.

Except so far as otherwise expressly stated herein, this Letter of Credit is subject to the “Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce – Publication No. 600.” If this Letter of Credit expires during an interruption of business as described in Article 36 of Publication 600, we hereby specifically agree to effect payment if this Letter of Credit is drawn against within 30 days after the resumption of business.

We hereby agree with you that drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored if presented to the above-mentioned drawee at our offices at [ADDRESS] on or before                      PM [TIME ZONE] Time on [INITIAL EXPIRATION DATE], or such later expiration date to which this Letter of Credit is extended pursuant to the terms hereof.

If at any time Beneficiary or its authorized transferee is not in possession of the original of this letter of credit (together with all amendments, if any) because such original has been delivered to us as required hereunder for a draw thereon or transfer thereof, our obligations as set forth in this letter of credit shall continue in full force and effect as if Beneficiary or such authorized transferee still held such original, and any previous delivery to us, without return by us, of such original shall be deemed to have satisfied any requirement that such original be delivered to us for a subsequent draw hereunder or transfer hereof.

This Letter of Credit may be, without charge and without recourse, assigned to, and shall inure to the benefit of, any successor in interest to [LANDLORD], under the Office Lease. Transfer charges, if any, are for the account of the applicant.

Sincerely, [BANK]